Exhibit 2.1

Portions of this document have been omitted as marked

and filed separately with the Commission.

PURCHASE AND SALE AGREEMENT by and between (■) as “Seller,” and Carbon WEST VIRGINIA Company, LLC, as “Buyer,” dated as of June 30, 2017

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

Exhibits and Disclosure Schedules

Exhibits

Exhibit A-1	-	Arbitration Procedures
Exhibit A-2	-	Property Schedule
Exhibit 1.1(a)	-	Form of Assignment of Shares
Exhibit 1.1(b)	-	Form of (■) Gathering Assets Conveyance
Exhibit 1.1(c)	-	Form of (■) Gathering Assets Conveyance
Exhibit 1.1(d)	-	Form of Oil and Gas Assets Conveyance
Exhibit 1.1(e)	-	Form of Oil and Gas Lease
Exhibit 1.1(f)	-	Form of Transition Services Agreement
Exhibit 2.5(b)(ix)	-	Form of Non-Foreign Affidavit

Disclosure Schedules

Schedule 1.1(a)	-	Certain Excluded Oil and Gas Assets
Schedule 1.1(b)	-	(■) Gathering Contracts
Schedule 1.1(c)	-	(■) Gathering Contracts
Schedule 1.1(d)	-	(■) Gathering Surface Contracts
Schedule 1.1(e)	-	(■) Gathering Surface Contracts
Schedule 1.1(f)	-	Gathering Systems
Schedule 1.1(g)	-	Buyer’s Knowledge Persons
Schedule 1.1(h)	-	Seller’s Knowledge Persons
Schedule 1.1(i)	-	Certain Permitted Liens
Schedule 2.6(a)	-	Net Working Capital Methodology
Schedule 3.4	-	Seller Litigation
Schedule 4.5	-	Certain Liabilities
Schedule 4.6	-	Certain Changes
Schedule 4.7(a)	-	Material Contracts
Schedule 4.7(c)	-	Material Contracts – Exceptions
Schedule 4.8	-	Company and (■) Litigation
Schedule 4.10	-	Taxes
Schedule 4.11	-	Environmental Matters
Schedule 4.12	-	Legal Compliance
Schedule 4.13	-	Absence of Permits
Schedule 4.14	-	Title Exceptions
Schedule 4.15	-	Seller’s Policies
Schedule 4.16	-	Regulatory and Administrative Matters
Schedule 4.17(a)	-	Preference Rights
Schedule 4.17(b)	-	Seller Approvals
Schedule 4.18	-	Certain Wells
Schedule 4.19	-	Outstanding Commitments
Schedule 4.21	-	Prepayments; Hedging
Schedule 4.23	-	Suspense Amounts
Schedule 4.24		Payout Balances
Schedule 4.25		Current Bonds; Other Credit Support Instruments
Schedule 4.26		Gas Imbalances
Schedule 5.3	-	Buyer Approvals
Schedule 8.1	-	Conduct of Business
Schedule 8.13	-	Surety Bonds

- v -

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated as of June 30, 2017 (this “Agreement”), is entered into by and between (■) a Delaware corporation (“Seller”), and CARBON WEST VIRGINIA COMPANY, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns (i) all of the outstanding capital stock (the “Shares”) of (■) Corporation, a Delaware corporation (the “Company”), (ii) certain gathering system related assets located in Virginia, West Virginia, and Ohio, and (iii) certain oil and gas related assets located in Virginia, West Virginia, and Ohio;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares and such assets;

WHEREAS, (■) Corporation (“(■)”), a wholly owned subsidiary of Seller, owns certain gathering system assets located in Virginia and West Virginia; and

WHEREAS, Seller desires to cause (■) to assign its interest in such assets to Buyer, and Buyer desires to accept assignment of such assets from (■).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accountant” has the meaning set forth in Section 2.6(d).

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.4(a).

“Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the Preamble to this Purchase and Sale Agreement.

“Agreed Rate” means a rate equal to LIBOR (determined, as applicable, on the Closing Date and at the end of each 30 day period thereafter) plus 1%.

“Arbitration Procedures” means the arbitration procedures attached as Exhibit A-1 to this Agreement.

“Asset Straddle Period” has the meaning set forth in Section 9.5.

“Assignment of Shares” means the Assignment and Assumption Agreement covering the Shares in the form attached as Exhibit 1.1(a) to this Agreement.

“Assumed Liabilities” means all obligations and liabilities of any kind whatsoever arising from or relating to the Oil and Gas Assets, the Gathering Assets or the respective Businesses associated therewith, whether known or unknown, liquidated or contingent, and regardless of whether the same are deemed to have arisen or accrued or are attributable to periods before, on or after the applicable Effective Time; provided, however, “Assumed Liabilities” shall not include Retained Liabilities.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“(■)” has the meaning set forth in the Recitals to this Agreement.

“(■) Gathering Assets Conveyance” means the Conveyance, Assignment and Bill of Sale in the form attached as Exhibit 1.1(b) to this Agreement.

“ (■) Gathering Assets” means all of the right, title and interest of (■) in and to the following, except to the extent any of the same constitute an Excluded Gathering Asset:

(a)       the Gathering Systems;

(b)       the Gathering Surface Contracts;

(c)       all equipment, machinery, fixtures and other tangible personal property and improvements located on any of the Gathering Systems or used or held for use primarily in connection with the operation of any of the Gathering Systems;

(d)       the Gathering Contracts; and

(e)       the Gathering Records.

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business” means (a) in the case of the Company, the business and operations of the Company as currently conducted by the Company, (b) in the case of the (■) Gathering Assets, the ownership and operation of the (■) Gathering Assets by Seller, as currently owned and operated by Seller, (c) in the case of the (■) Gathering Assets, the ownership and operation of the (■) Gathering Assets by (■), as currently owned and operated by(■), and (d) in case of the Oil and Gas Assets, the ownership and operation of the Oil and Gas Assets by Seller, as currently owned and operated by Seller.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States of America.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Approvals” has the meaning set forth in Section 5.3.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Claim Notice” has the meaning set forth in Section 11.3(a).

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“(■) Gathering Assets” means all of the right, title and interest of Seller in and to the following, except to the extent any of the same constitute an Excluded Gathering Asset:

(a)       the Gathering Systems;

(b)       the Gathering Surface Contracts;

(c)       all equipment, machinery, fixtures and other tangible personal property and improvements located on any of the Gathering Systems or used or held for use primarily in connection with the operation of any of the Gathering Systems;

(d)       the Gathering Contracts; and

(e)       the Gathering Records.

“(■) Gathering Assets Conveyance” means the Conveyance, Assignment and Bill of Sale in the form attached as Exhibit 1.1(c) to this Agreement.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Company Liabilities” means all obligations and liabilities of any kind whatsoever of the Company arising from or relating to the Shares or the Business of the Company, whether known or unknown, liquidated or contingent, and regardless of whether the same are deemed to have arisen, accrued or are attributable to periods before, on or after the Effective Time applicable to the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated April 21, 2017, by and between Carbon Natural Gas Company and Seller.

“Contract” means any legally binding agreement, commitment, lease, license or contract, whether oral or written.

“Debt Payoff Amount” means the amount of all unpaid Third-Party Debt of the Company as of the Closing Date, including principal, accrued and unpaid interest, breakage costs and prepayment fees or penalties or change in control payments that will be incurred in connection with the payment and discharge of such Third-Party Debt as contemplated by this Agreement.

“Deep Formations” (■)

“Defect Deductible” has the meaning set forth in Section 6.2(d).

“Defensible Title” shall mean, in the case of the Property Subdivisions, such title of Seller that, as of the applicable Effective Time (or, in the case of any Property Subdivision or interest therein acquired or obtained after such Effective Time, as of the date same was acquired or obtained) and at Closing: (a) for each Property Subdivision, entitles Seller to receive not less than the Net Revenue Interest for such Property Subdivision as set forth in Part II of the Property Schedule without reduction at any time during the productive life thereof; (b) for each Property Subdivision, obligates Seller to bear not more than the Working Interest for such Property Subdivision as set forth in Part II of the Property Schedule unless there is a proportionate increase in the Net Revenue Interest during the productive life thereof; and (c) except for Permitted Liens, is free and clear of all Liens.

“Deferred Environmental Adjustment Claim” has the meaning set forth in Section 6.9.

“Deferred Title Adjustment Claim” has the meaning set forth in Section 6.6.

“Deferred Matters Date” has the meaning set forth in Section 6.6.

“Deposit” has the meaning set forth in Section 2.3(a).

“Disclosure Schedules” means the schedules attached hereto.

“Dollars” and “$” means the lawful currency of the United States of America.

“Effective Time” means (a) with respect to the Oil and Gas Assets, 7:00 a.m. (Central Standard Time) on April 1, 2017, (b) with respect to the Gathering Assets, 12:01 a.m. (Central Standard Time) on April 1, 2017, and (c) with respect to the Shares, 12:01 a.m. (Central Daylight Time) on the Closing Date.

“Environmental Defect” has the meaning set forth in Section 6.7(c).

“Environmental Defect Property” has the meaning set forth in Section 6.7(b).

“Environmental Law” means any applicable Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Permits” means all Permits required by any applicable Environmental Law.

“Estimated Net Working Capital” means $0.

“Examination Period” has the meaning set forth in Section 6.2(a).

“Excluded Gathering Assets” means the following described assets and properties:

(a)       All deposits, cash, checks, funds, and accounts receivable attributable to the Gathering Assets with respect to any period prior to the applicable Effective Time;

(b)       Claims of Seller or (■), as applicable, for refund of, credit attributable to, or loss carry forwards with respect to Taxes attributable to the Gathering Assets for any period prior to the applicable Effective Time;

(c)       All corporate, financial, Tax, and legal records of Seller and (■), as applicable, except as set forth in the definition of “Gathering Records;”

(d)       Subject to Section 8.12, all rights, titles, interests, and claims of Seller or (■), as applicable, with respect to the Gathering Assets (i) under any policy or agreement of insurance; (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards (to the extent such insurance or condemnation proceeds or awards relate to events occurring prior to the applicable Effective Time);

(e)       All computer or communications software or intellectual property (including tapes, data, and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed, or used by Seller or (■) other than those owned by Seller or (■) and used exclusively in connection with the Gathering Assets; and

(f)       Any logo, service mark, copyright, trade name, or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller.

“Excluded Oil and Gas Assets” means the following described assets and properties:

(a)       All right, title and interest of Seller in and to the Deep Formations, including each Hydrocarbon Interest described in items (i) and (ii) of clause (a) of the definition of Oil and Gas Assets to the extent such Hydrocarbon Interest covers depths within the Deep Formations, together with (i) any and all wells drilled in the Deep Formations and all oil, gas and other hydrocarbons and minerals produced or extracted from such Hydrocarbon Interests that may be found within the Deep Formations and (ii) the right to (A) use the surface of the lease acreage covered under any of the Subject Interests for purposes of exploring for, drilling, operating and producing oil, gas and other hydrocarbons or minerals from the Deep Formations, and (B) construct and maintain pipelines and other structures on the surface of the lease acreage covered under any of the Subject Interests for purposes of such production and related operations; provided that, with respect to items (A) and (B) of this clause (a), such use or construction and maintenance may not unreasonably interfere with the ownership or operation of the Subject Interests by Buyer in any material respect;

(b)       Subject to Seller’s obligation in Section 2.5(b)(v), all fee mineral interests owned by Seller and any lessor royalties derived from the Oil and Gas Leases executed by and between Seller and Buyer at the Closing;

(c)       All deposits, cash, checks, funds and accounts receivable attributable to the Oil and Gas Assets with respect to any period prior to the applicable Effective Time;

(d)       All (i) oil, gas and other hydrocarbons produced and sold from or attributable to the Subject Interests with respect to all periods prior to the applicable Effective Time, (ii) oil, gas and other hydrocarbons attributable to the Subject Interests which, at the applicable Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory, and (iii) proceeds from or of such oil, gas and other hydrocarbons;

(e)       All receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of Net Cash Flow pursuant to Section 2.4, as adjusted pursuant to Section 2.6;

(f)       Claims of Seller for refund of, credit attributable to, or loss carry forwards with respect to (i) Taxes attributable to the Oil and Gas Assets for any period prior to the applicable Effective Time or (ii) any Taxes attributable to the Excluded Oil and Gas Assets;

(g)       All corporate, financial, Tax, and legal records of Seller, except as set forth in the definition of “Oil and Gas Assets;”

(h)       Subject to Section 8.12, all rights, titles, interests and claims of Seller or any Affiliate of Seller with respect to the Oil and Gas Assets (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards (to the extent such insurance or condemnation proceeds or awards relate to events occurring prior to the applicable Effective Time);

(i)       All computer or communications software or intellectual property (including tapes, data, and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed, or used by Seller;

(j)       Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(k)       All seismic, geological, geophysical, engineering and other data and interpretations, files and records (in whatever form) other than well logs, well diagrams, drilling and sidecore samples and other open hole information related to the wells included in the Oil and Gas Assets;

(l)       Any futures, options, swaps, hedges or other derivatives of Seller or any of its Affiliates;

(m)       All master service agreements or similar Contracts; and

(n)       All rights, interests, assets and properties described in Schedule 1.1(a).

“Excluded Tax Liabilities” means, except as otherwise provided in Section 9.2 and Section 9.5, (a) any Taxes imposed as a result of the ownership or operation of the Oil and Gas Assets, the Gathering Assets, or the respective Businesses associated therewith, whether known or unknown, for any Tax period ending on or before April 1, 2017, or the portion of any Asset Straddle Period that ends on such date, (b) any other Taxes of the Seller or (■) for any Tax period other than any Taxes imposed as a result of the ownership or operation of the Oil and Gas Assets, the Gathering Assets, or the respective Businesses associated therewith, whether known or unknown, for any Tax period beginning after April 1, 2017, or the portion of any Asset Straddle Period that begins after such date, and (c) any Transfer Taxes for which Seller is responsible pursuant to Section 9.2.

“Final Adjustment Statement” has the meaning set forth in Section 2.6(a).

“Final Net Working Capital” has the meaning set forth in Section 2.6(a).

“Final Net Working Capital Statement” has the meaning set forth in Section 2.6(a).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied.

“Gas Imbalance Adjustment” means the positive or negative amount, if any, equal to (i)(A) all Gas Imbalances owed to Seller minus (B) all Gas Imbalances owed by Seller, in each case, existing with respect to the Oil and Gas Assets at the Effective Time (expressed in Mcf), multiplied by (ii) the Price Index.

“Gas Imbalances” means any production, pipeline, transportation or processing imbalances existing with respect to the Oil and Gas Assets.

“Gathering Assets” means the (■) Gathering Assets and the (■) Gathering Assets.

“Gathering Contracts” means all Contracts (other than any Contract exclusively between Seller, on the one hand, and the Company or (■), on the other hand, each of which Contracts will be terminated effective as of the Closing) by which any Gathering System is bound, or that relate to or are otherwise applicable to any Gathering System, including (a) in the case of Seller, those identified on Schedule 1.1(b), and (b) in the case of (■), those identified on Schedule 1.1(c), but excluding, in each case, any such Contracts to the extent transfer is restricted by third-party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 8.3.

“Gathering Records” means all land files, contract files, right-of-way records, surveys, maps, plats, correspondence, Tax Records, and other similar records, in each case relating to any of the Gathering Systems, or used or held for use in connection with the maintenance and operation thereof, but excluding any such files, documents and records to the extent disclosure or transfer is restricted by Law and attorney-client privileged communications and work product of Seller’s or (■)’s, as applicable, legal counsel (other than title opinions).

“Gathering Surface Contracts” means all easements, permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with any of the Gathering Systems, including, (a) in the case of Seller, those identified on Schedule 1.1(d), and (b) in the case of (■), those identified on Schedule 1.1(e), but excluding, in each case, any of the same to the extent transfer is restricted by third-party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 8.3.

“Gathering Systems” means those certain natural gas pipelines systems described on Schedule 1.1(f), which, for the sake of clarity, shall include all pipelines, gathering lines and flowlines owned by the Company, Seller or (■) and associated with the Oil and Gas Assets.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hydrocarbon Interests” shall mean (a) leases affecting, relating to or covering any oil, gas and other hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in oil, gas or other hydrocarbons in place, (c) royalty interests in oil, gas or other hydrocarbons in place, (d) any other interest in oil, gas or other hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including, without limitation, any farmout or farmin agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

“Hydrocarbon Value” has the meaning set forth in Section 2.6(a).

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.3(a).

“Initial Adjustment Amount” has the meaning set forth in Section 2.4(a).

“Knowledge” means (a) with respect to Buyer, the actual knowledge (excluding any imputed or implied knowledge) of the persons listed on Schedule 1.1(g) and (b) with respect to Seller, the actual knowledge (excluding any imputed or implied knowledge) of the persons listed on Schedule 1.1(h).

“Lands” has the meaning set forth in clause (b) of the definition of Oil and Gas Assets.

“Law” means any applicable law, statute, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority and any applicable common law.

“LIBOR” means the rate for any one month loan which appears on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of any period for which interest may be due under this Agreement.

“Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, or security interest.

“Losses” means all actual liabilities, losses, damages, awards, Taxes, costs and expenses (including reasonable fees and expenses of counsel) reduced by (a) insurance proceeds actually received from third parties relating thereto and (b) indemnification or reimbursement payments actually received from third parties relating thereto, in the case of clauses (a) and (b), net of any expenses (excluding Taxes) with respect thereto or incurred in connection therewith; provided, however, that Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages or any lost profits, lost benefits, loss of enterprise value, diminution in value of any business, damage to reputation or loss to goodwill; provided, further, however, that the preceding proviso shall not apply to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article XI.

“Material Adverse Effect” means any circumstance, change or effect that is materially adverse to the Businesses, the Gathering Assets, the Oil and Gas Assets or the assets, properties, results of operations or financial condition of the Company, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby but shall exclude any circumstance, change or effect resulting or arising from:

(a)       any change in general business or economic conditions (including any change in prices for natural gas or other commodities) in the industries or markets in which the Company, Seller (with respect to the (■) Gathering Assets and the Oil and Gas Assets), or (■) (with respect to the (■) Gathering Assets) operate or conduct business;

(b)       seasonal reductions in revenues and/or earnings of the Company, Seller (with respect to the (■) Gathering Assets and the Oil and Gas Assets), or (■) (with respect to the (■) Gathering Assets) in the ordinary course of their respective Businesses and consistent with past years;

(c)       national or international political, social or economic conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack (other than a military or terrorist attack on the Gathering Assets or the Oil and Gas Assets) or a general economic recession;

(d)       financial, debt, credit, or securities markets (including any disruption thereof) in the United States or elsewhere;

(e)       changes in Law, GAAP or any other accounting principles, or the interpretation thereof;

(f)       the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby;

(g)       any actions or inactions of Seller taken in compliance with this Agreement or consented to by Buyer;

(h)       matters that will be reflected in the determination of Final Net Working Capital as of the applicable Effective Time or otherwise reflected in the determination of the Adjusted Purchase Price; or

(i)       the loss of any employee involved in any of the Businesses.

Any determination as to whether any circumstance, change or effect has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and third-party indemnification or reimbursement rights with respect to such circumstance, change or effect.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Net Cash Flow” has the meaning set forth in Section 2.4(c).

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Property Subdivision.

“Net Working Capital,” which may be positive or negative, means an amount equal to the total current assets of the Company, calculated as of 12:01 a.m. on the Closing Date, minus the total current liabilities of the Company, calculated as of that time, determined (x) in accordance with GAAP and consistent with the methodology set forth in Schedule 2.6(a), and (y) without giving effect to the transactions contemplated hereby. For purposes of calculating Net Working Capital as described above:

(a)       “current assets” shall mean the current assets of the Company determined in accordance with GAAP (including inventory of tangible equipment and pipe and working gas in storage) and, whether or not consistent with GAAP, consistent with the methodology set forth in Schedule 2.6(a); provided that, for the avoidance of doubt, “current assets” shall exclude intercompany accounts receivable; and

(b)       “current liabilities” shall mean the current liabilities of the Company determined in accordance with GAAP and, whether or not consistent with GAAP, consistent with the methodology set forth in Schedule 2.6(a); provided that, for the avoidance of doubt, “current liabilities” shall exclude (i) intercompany accounts payable; and (ii) accrued liabilities for employee incentive bonuses.

Schedule 2.6(a) contains a sample schedule setting forth the items to be included as the current assets and the current liabilities of the Company for purposes of calculating the Final Net Working Capital under this Agreement.

“Office Lease” means that certain Lease dated June 19, 2000, by and between The (■) and Seller, as amended.

“Oil and Gas Assets” means the following described assets and properties, except to the extent any of the same constitute an Excluded Oil and Gas Asset:

(a)       All right, title and interest of Seller in and to (i) the undivided interests specified in the Property Schedule in, to or under the Hydrocarbon Interests specifically described therein, and (ii) all other Hydrocarbon Interests of Seller in, to or under any lands covered by or subject to any of the Hydrocarbon Interests described in the Property Schedule, even though such interests of Seller may be incorrectly described or referred to in, or a description thereof may be omitted from, the Property Schedule, insofar, but only insofar, in the case of each of items (i) and (ii) of this clause (a), as such interests cover depths above the Deep Formations (collectively, the “Subject Interests”);

(b)       All right, title and interest of Seller in and to the lands covered by the Subject Interests or lands pooled, communitized or unitized therewith (the “Lands”);

(c)       All right, title and interest of Seller in and to the following insofar, but only insofar, as the same are attributable to the Subject Interests: (i) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof; (iii) all agreements and contracts, easements, rights-of-way, servitudes and other estates to the extent related to or used in connection with the exploration, development or operation of the Subject Interests, but excluding any such agreement, contract, easement, right-of-way, servitude or other estate to the extent transfer of same is restricted by third-party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 8.3; (iv) all oil and gas wells and associated wellbores and hydrocarbons produced therefrom, insofar and only insofar as such wells, wellbores and hydrocarbons relate to the depths from the surface to the top of the Deep Formations; (v) all Permits used in connection with the exploration, development or operation of the Subject Interests, but excluding any such Permit to the extent transfer of same is restricted by Law; and (vi) all other real and personal property located upon the Lands and used in connection with the exploration, development or operation of the Subject Interests;

(d)       Except to the extent transfer thereof may not be made without violating legal constraints or obligations or waiving any attorney/client privilege, copies of any and all lease files, title files, well files, drilling reports and land files, in each case, (i) relating primarily to the Subject Interests or the ownership, use, maintenance or operation of the other Oil and Gas Assets and (ii) in Seller’s actual possession or control (the “Oil and Gas Records”); and

(e)       All (i) oil, gas and other hydrocarbons produced from and to the extent attributable to the Subject Interests with respect to all periods subsequent to the applicable Effective Time, (ii) proceeds from or of such oil, gas and other hydrocarbons and (iii) accounts receivable related to the positive Gas Imbalance Adjustment, if any.

“Oil and Gas Base Purchase Price” has the meaning set forth in Section 2.2.

“Oil and Gas Assets Conveyance” means the General Conveyance in the form attached as Exhibit 1.1(d) to this Agreement.

“Oil and Gas Lease” means the Oil, Gas and Mineral Lease in the form attached as Exhibit 1.1(e) to this Agreement.

“Oil and Gas Records” has the meaning set forth in clause (d) of the definition of Oil and Gas Assets.

“Order” means any judgment, injunction order, ruling, award, decree or other order that is issued by a Governmental Authority.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.

“Parties” means Seller and Buyer and “Party” means either Seller or Buyer.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, however, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.

“Permitted Liens” means:

(a)       Preferential purchase rights;

(b)       Third-party consent and notice requirements and similar restrictions;

(c)       Liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions for which adequate reserves have been established in accordance with GAAP;

(d)       Materialmen’s, mechanics’, repairmen’s, workers’, contractors’, operators’, carriers’ and other similar liens and charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(e)       All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Oil and Gas Assets, the Gathering Assets or the Shares or interests therein if they are not required or customarily obtained prior to the sale or conveyance;

(f)       All rights reserved to or vested in any Governmental Authority to control or regulate any of the Oil and Gas Assets, the Gathering Assets or any of the assets of the Company in any manner and all obligations and duties under all Laws of such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority;

(g)       Imbalances associated with any of the Oil and Gas Assets, the Gathering Assets or any of the assets of the Company;

(h)       Any Lien listed in any Disclosure Schedule or noted in the Financial Statements insofar, but only insofar, as such Lien will be released at or prior to Closing;

(i)       Any Lien arising under any original purchase price conditional sales contract or equipment lease that is not related to indebtedness;

(j)       Any easement, right-of-way or servitude that does not individually or in the aggregate materially interfere with the use and operation of the Oil and Gas Assets or the Gathering Assets as currently used and operated;

(k)       The express terms and conditions of the Contracts listed in Schedule 1.1(i) (copies of each of which have been provided to Buyer), any Material Contract and of any other Contract referenced in any Disclosure Schedule to the extent that the net cumulative effect of such terms and conditions, as to a particular Property Subdivision, does not operate to reduce the Net Revenue Interest of Seller in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule or increase the Working Interest of Seller in such Property Subdivision above the Working Interest shown therefor in Part II of the Property Schedule without a proportionate increase in the Net Revenue Interest of Seller;

(l)       Any pledge or deposit to secure any obligation under any workers or unemployment compensation Law or similar legislation or to secure any public or statutory obligation;

(m)       Any other agreements, instruments, liens, charges, encumbrances, defects, discrepancies or irregularities which do not, individually or in the aggregate, interfere in any material respect with the value, operation or ownership of the Oil and Gas Assets, the Gathering Assets or any of the Businesses;

(n)       Any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

(o)       Any Permits, surface leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with the Company’s, Seller’s or (■)’s, as applicable, operation of the portion of the Gathering Assets, the Oil and Gas Assets or the other assets burdened thereby;

(p)       All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Property Subdivision, does not operate to reduce the Net Revenue Interest of Seller in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule or increase the Working Interest of Seller in such Property Subdivision above the Working Interest shown therefor in Part II of the Property Schedule without a proportionate increase in the Net Revenue Interest of Seller;

(q)       All obligations by virtue of a prepayment, advance payment or similar arrangement under any contract for the sale of gas production, including by virtue of “take-or-pay” or similar provisions, to deliver gas produced from or attributable to the Subject Interests after the applicable Effective Time without then or thereafter being entitled to receive full payment therefor insofar, but only insofar, that such obligations are taken into account in determining the Adjusted Purchase Price;

(r)       Any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Article VI;

(s)       Rights reserved to or vested in any Governmental Authority to control or regulate any of the wells or units or other properties included in the Oil and Gas Assets and all applicable Laws and Orders so long as the same do not, as to a particular Property Subdivision, decrease Seller’s Net Revenue Interest in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule;

(t)       The terms and conditions of all (i) Contracts relating to the Subject Interests which are not addressed in other clauses of this definition of “Permitted Liens” (except for any terms or provisions of such Contracts covered by this clause (i) that are not usual and customary for agreements of such nature) and (ii) the Subject Interests, to the extent, in each case, such terms and conditions do not, as to a particular Property Subdivision, decrease Seller’s Net Revenue Interest in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule; and

(u)       Conventional rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive an assignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest (except circumstances where such rights have ripened into a current right of reassignment).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) the portion of any Straddle Period that ends on the Closing Date.

“Price Index” means the average of the first-of-the-month (of the month immediately following the Closing Date) Appalachia indices published by Inside FERC’s Gas Market Report for Dominion Transmission, Inc. and Columbia Gas Transmission Corp.

“Preference Property” has the meaning set forth in Section 7.2.

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any of the Shares, the assets of the Company, the Gathering Assets or the Oil and Gas Assets or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Property Schedule” means Exhibit A-2 attached to and made a part of this Agreement.

“Property Subdivision” means each well described or referenced in Part II of the Property Schedule.

“Property Taxes” has the meaning set forth in Section 9.5.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable costs or expenses.

“Remediation Amount” has the meaning set forth in Section 6.7(c).

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Reserve Analysis” means that certain reserve analysis prepared by Seller with respect to the Oil and Gas Assets as of December 31, 2016 and audited as to production curve fits by (■) and posted in the virtual data room maintained by Seller in the Seller West Virginia · mdb file.

“Retained Asset” shall be as defined in Section 7.3.

“Retained Liabilities” means all obligations and liabilities to the extent arising from, based upon, related to or associated with the following:

(a)       The failure to pay operating expenses and capital expenditures incurred by Seller in the ownership, drilling, completion, development and operation of the Oil and Gas Assets and attributable to the period prior to the Effective Time;

(b)       Other than and except for monies held in suspense and for which the Base Purchase Price is reduced pursuant to Section 2.2(h) (the obligations in respect of which are Assumed Liabilities), for a period of two (2) years following the Closing Date, the failure to properly, timely and legally pay, in accordance with the terms of any lease, contract, or applicable Laws, all Burdens with respect to the ownership or operation of the Oil and Gas Assets prior to the Effective Time, including, without limitation, claims of improper calculation or payment of royalties (including overriding royalties and other Burdens on production) related to deduction of post-production costs, incorrect measurement of hydrocarbon production, or use of posted or index prices or prices paid by Affiliates;

(c)       Personal injury or wrongful death claims attributable to the ownership or operation of the Oil and Gas Assets and the Gathering Assets prior to the Closing Date;

(d)       The Excluded Oil and Gas Assets and the Excluded Gathering Assets;

(e)       The matters set forth on Schedule 3.4 and Schedule 4.8;

(f)       The Excluded Tax Liabilities;

(g)       The disposal or transport of any hydrocarbons or hazardous substances to or at an off-site waste disposal location, which hydrocarbons or hazardous substances were produced or generated by or resulted from operations on the Oil and Gas Assets prior to the Effective Time; and

(h)       The employment relationship between the Company (or its Affiliates) and any of its past, present, or future employees.

“Seller“ has the meaning set forth in the Preamble to this Agreement.

“Seller Affiliated Group” means the “affiliated group” (as defined in Section 1504(a) of the Code) and any other group of taxable entities filing a consolidated, combined, affiliated or unitary income and/or franchise Tax Return, in each case, of which Seller or any of its Affiliates (other than the Company) is the common parent.

“Seller Approvals” has the meaning set forth in Section 4.17(b).

“Seller Indemnified Parties” has the meaning set forth in Section 11.2(b).

“Seller Marks” has the meaning set forth in Section 8.7.

“Seller’s Policies” has the meaning set forth in Section 4.15(a).

“Seller Title Credit” has the meaning set forth in Section 6.4.

“Shares” has the meaning set forth in the Recitals to this Agreement.

“Straddle Period” has the meaning set forth in Section 9.4.

“Subject Interests” has the meaning set forth in clause (a) of the definition of Oil and Gas Assets.

“Tax” or “Taxes” means (a) any federal, state, local or foreign taxes, assessments, duties or similar charges of any kind whatsoever, including any income, gross receipts, license, payroll, employment, excise, severance, premium, windfall profits, environmental, customs duties, capital stock, capital gain, petroleum profits, value added, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat or unclaimed property, ad valorem, sales, use, transfer, stamp, registration, minimum, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and (b) any liability in respect of any item described in clause (a) payable by reason of assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or comparable provision of state, local or foreign law) or otherwise.

“Tax Accrual” means the aggregate amount of the accruals, reserves, and provisions for Taxes reflected in the computation of the Final Net Working Capital that has become final and binding pursuant to Section 2.6.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” has the meaning set forth in Section 9.8(a).

“Tax Records” means Tax Returns (other than any Tax Return relating to a Seller Affiliated Group) and other books and records with respect to Tax matters relating to the Company for any taxable period beginning on or before the Closing Date.

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided or required to be provided to any Tax Authority including any amendments thereto.

“Third-Party Claim” has the meaning set forth in Section 11.3(a).

“Third-Party Debt” means all (i) outstanding indebtedness for borrowed money of the Company from any Person and (ii) outstanding indebtedness of any Person other than the Company that is secured by a Lien on any assets or equity interest of the Company or guaranteed by the Company.

“Title Defect” has the meaning set forth in Section 6.3.

“Title Defect Amount” has the meaning set forth in Section 6.2(d).

“Title Defect Property” has the meaning set forth in Section 6.2(c).

“Transfer Taxes” has the meaning set forth in Section 9.2.

“Transition Services Agreement” means the Transition Services Agreement in the form attached as Exhibit 1.1(f) to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.

Section 1.2 Rules of Construction.

(a)       All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)       If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The term “cost” includes expense and the term “expense” includes “cost.”

(c)       The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)       The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)       All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)       All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)       Any event hereunder requiring the payment of cash or cash equivalents and any action to be taken hereunder on a day that is not a Business Day shall be deferred until the first Business Day occurring after such day.

(h)       Each exhibit and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit or schedule, the provisions of the main body of this Agreement shall prevail.

Article II
PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of the Shares, Oil and Gas Assets and Gathering Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall (a) sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, effective as of the Effective Time applicable thereto, the Shares, the Oil and Gas Assets, and the (■) Gathering Assets, and (b) cause (■) to sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from (■), effective as of the Effective Time applicable thereto, the (■) Gathering Assets.

Section 2.2 Purchase Price. The aggregate consideration payable by Buyer to Seller for the Shares, the Gathering Assets, and the Oil and Gas Assets shall be Forty-One Million Three Hundred Thousand Dollars ($41,300,000.00), $1,417,143 of which is attributable to the Shares, $39,382,857 of which is attributable to the Oil and Gas Assets (the “Oil and Gas Base Purchase Price”), $250,000 of which is attributable to the (■) Gathering Assets, and $250,000 of which is attributable to the (■) Gathering Assets (collectively, the “Base Purchase Price”). The “Adjusted Purchase Price” shall be the Base Purchase Price (a) as adjusted by the Initial Adjustment Amount as provided in Section 2.4(a), (b) as may be adjusted for Title Defects, if any, in accordance with Section 6.2(d), (c) as may be adjusted for excluded Title Defect Properties, if any, in accordance with Section 6.5(a), (d) as may be adjusted for Environmental Defects, if any, in accordance with Section 6.7(c), (e) as may be adjusted for excluded Environmental Defect Properties, if any, in accordance with Section 6.8(a), (f) as may be adjusted for payments of portions of the Base Purchase Price received by Seller from holders of Preference Rights contemporaneously with Closing in accordance with and as contemplated by Section 7.2, (g) as may be adjusted on account of Retained Assets as contemplated by Section 7.3, (h) as adjusted downward by an amount equal to the aggregate amount of proceeds which Seller is holding in suspense as of the Closing Date in respect of past production of oil, gas or other hydrocarbons attributable to the Oil and Gas Assets, (i) as adjusted upwards for any costs and expenses owed by Buyer pursuant to Section 8.15 and (j) as adjusted downward by the Debt Payoff Amount, if any.

Section 2.3 Deposit.

(a)       On July 5, 2017, Buyer shall deposit by wire transfer in same day funds into escrow with Seller the sum of (■), representing (■) percent (■) of the Base Purchase Price (the “Deposit”). If the transactions contemplated by this Agreement are consummated in accordance with the terms of this Agreement, the Deposit shall be applied to the Adjusted Purchase Price to be paid by Buyer at the Closing. The Deposit shall not bear interest, and if Buyer receives credit for the Deposit against the Adjusted Purchase Price paid at Closing or if the Deposit is refunded to Buyer in accordance with Section 2.3(b), such payment, or credit, shall be in the amount of the Deposit and shall not include any additional amounts.

(b)       If this Agreement is terminated prior to the Closing, Seller will retain the Deposit unless (i) the Parties mutually agree to terminate this Agreement in accordance with Section 12.1(a), or (ii) this Agreement is terminated pursuant to Section 12.1(b), Section 12.1(c)(ii), Section 12.1(d) or Section 12.1(e). If Buyer is entitled to receive the Deposit pursuant to this Section 2.3(b), then Seller will refund the Deposit to Buyer within three Business Days of termination of this Agreement.

Section 2.4 Net Cash Flow Adjustment.

(a)       The Base Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the Net Cash Flow with respect to the Oil and Gas Assets and the Gathering Assets for the time period (the “Adjustment Period”) beginning at the applicable Effective Time and ending at 7:00 a.m. (local time) on the Closing Date. Seller shall deliver to Buyer on or prior to the second Business Day preceding the Closing Date a statement (the “Adjustment Statement”) setting forth Seller’s preliminary determination (“Initial Adjustment Amount”) of the Net Cash Flow. If the Initial Adjustment Amount shown on the Adjustment Statement is a positive number, then the Base Purchase Price shall be increased by such amount for purposes of determining the Adjusted Purchase Price. If the Initial Adjustment Amount shown on the Adjustment Statement is a negative number, then the Base Purchase Price shall be decreased by such amount for purposes of determining the Adjusted Purchase Price.

(b)       The Adjustment Statement shall be based upon actual information available to Seller at the time of its preparation and upon Seller’s good faith estimates and assumptions. There shall be attached to the Adjustment Statement such supporting documentation as is reasonably necessary to provide a basis for the Net Cash Flow shown therein.

(c)       The “Net Cash Flow” shall be the algebraic sum of (i) a positive amount equal to the aggregate amount paid by Seller as Seller’s share of the costs and expenses of exploration, maintenance, development, production and operation of the Oil and Gas Assets and the Gathering Assets with respect to the Adjustment Period (including prepayments of any such costs or expenses), including all costs and expenses associated with Seller’s three (3) district offices located in West Virginia and its office located in (■) West Virginia (including the salaries, wages and benefit costs of all employees employed therein other than the salaries, wages, and benefit costs of the Account Executive and the West Virginia Superintendent who are both employed in Seller’s (■), West Virginia office), (ii) a positive amount equal to the sum of (A) all overhead charges paid by Seller to any operator of any of the Oil and Gas Assets, and (B) with respect to all Oil and Gas Assets operated by Seller or any Affiliate of Seller, an overhead charge for all such Oil and Gas Assets equal to (■) per month (prorated for any partial month) with respect to the Adjustment Period, (iii) a positive amount equal to the amount, if any, by which the Gas Imbalance Adjustment is greater than zero, (iv) a negative amount equal to the aggregate net proceeds received by Seller from the sale or disposition of oil, gas and other hydrocarbons produced from the Oil and Gas Assets during the Adjustment Period or from the rental, sale, salvage or other disposition of any other Oil and Gas Assets during the Adjustment Period, (v) a negative amount equal to the aggregate proceeds received by Seller or (■) related to the gathering and transportation of hydrocarbons with respect to the Gathering Assets during the Adjustment Period, (vi) a negative amount equal to the amount, if any, by which the Gas Imbalance Adjustment is less than zero and (vii) any other amount (either positive of negative) agreed upon by the Parties in writing.

Section 2.5 The Closing.

(a)       The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of (■), commencing at 10:00 a.m. local time on (i) September 29, 2017, or if all conditions in Article X to be satisfied at Closing have not yet been satisfied or waived as of the scheduled Closing Date, then on the fifth (5th) Business Day immediately following the date on which such conditions have been satisfied or waived subject to the rights of the Parties set forth in Article XII, or (ii) such other date as Buyer and Seller may mutually determine (the “Closing Date”). The Closing shall be deemed to have been consummated as of the applicable Effective Time.

(b)       At the Closing, Seller will deliver the following documents and deliverables to Buyer:

(i)       the Assignment of Shares, duly executed by Seller;

(ii)       the Oil and Gas Assets Conveyance, duly executed by Seller;

(iii)       the (■) Gathering Assets Conveyance, duly executed by Seller;

(iv)       the (■) Gathering Assets Conveyance, duly executed by (■);

(v)       an Oil and Gas Lease covering each of the fee mineral tracts described in Part I of the Property Schedule, duly executed by Seller;

(vi)       the Transition Services Agreement, duly executed by Seller;

(vii)       the resignations (or evidence of removal) of each officer and director of the Company, effective as of the Closing Date;

(viii)       the certificate referenced in Section 10.1(c), duly executed by Seller;

(ix)       a non-foreign certificate, as such certificate is referred to in Section 1445(b)(2) of the Code, in the form attached hereto as Exhibit 2.5(b)(ix), duly executed by each of Seller and (■);

(x)       letters in lieu of division and transfer orders executed by Seller relating to the Subject Interests in form reasonably necessary to reflect the conveyances contemplated hereby; and

(xi)       such other certificates, instruments and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)       At the Closing, Buyer will deliver the following documents and deliverables to Seller:

(i)       an amount equal to the Adjusted Purchase Price less the Deposit by wire transfer of immediately available funds to an account or accounts specified by Seller;

(ii)       the Assignment of Shares, duly executed by Buyer;

(iii)       the Oil and Gas Assets Conveyance, duly executed by Buyer;

(iv)       the (■) Gathering Assets Conveyance, duly executed by Buyer;

(v)       the (■) Gathering Assets Conveyance, duly executed by Buyer;

(vi)       an Oil and Gas Lease covering each of the fee mineral tracts described in Part I of the Property Schedule, duly executed by Buyer;

(vii)       the Transition Services Agreement, duly executed by Buyer;

(viii)       the certificate referenced in Section 10.2(c), duly executed by Buyer

(ix)       evidence that the Buyer Approvals set forth in Schedule 5.3 have been duly made, given, or obtained and are in full force and effect; and

(x)       such other certificates, instruments and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 2.6 Post-Closing Purchase Price Reconciliation.

(a)       The Net Working Capital as of the Effective Time applicable to the Company (the “Final Net Working Capital”) shall be determined in accordance with GAAP and consistent with the methodology set forth on Schedule 2.6(a) and with the procedures set forth in this Section 2.6 and the Final Net Working Capital as so determined shall be final and binding on Buyer and Seller. In addition, after the Closing, Seller shall review the Adjustment Statement and determine the actual Net Cash Flow. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Seller shall prepare and deliver to Buyer (i) a calculation of the Final Net Working Capital, together with reasonably detailed supporting information (the “Final Net Working Capital Statement”), (ii) a calculation of the fair market value (which shall be calculated based on the Price Index) of all produced oil, gas and other hydrocarbons (including linefill and working storage gas) owned by (x) the Company or Seller as of the applicable Effective Time and used or held for use in connection with any Business and (y) Seller or (■) as of the applicable Effective Time and used in connection with the Gathering Assets (the “Hydrocarbon Value”), together with reasonable substantiation thereof, and (iii) a statement of the actual Net Cash Flow and such supporting documentation as is reasonably necessary to support the Net Cash Flow shown therein and such additional documentation as Buyer may reasonably request (the “Final Adjustment Statement”).

(b)       From and after the Closing Date, Buyer shall provide Seller and its Representatives reasonable access to the records of the Company and Buyer to the extent related to the Final Net Working Capital, Hydrocarbon Value and Net Cash Flow and shall cause the employees of Buyer and the Company to cooperate with Seller in connection with Seller’s preparation of the Final Net Working Capital Statement and the Final Adjustment Statement.

(c)       Within forty-five (45) days after Buyer’s receipt of the Final Net Working Capital Statement and the Final Adjustment Statement, Buyer shall notify Seller as to whether Buyer agrees or disagrees with the Final Net Working Capital Statement and the Final Adjustment Statement and, if Buyer disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement. If Buyer provides Seller a notice of agreement or does not provide Seller a notice of disagreement within such forty-five (45) day period, then Buyer shall be deemed to have accepted the calculations and the amounts set forth in the Final Net Working Capital Statement and the Final Adjustment Statement delivered by Seller, which shall then be final, binding and conclusive for all purposes hereunder. If such a notice of disagreement is timely provided (which notice shall be in writing and set forth all of Buyer’s disagreements with respect to any portion of the Final Net Working Capital Statement or the Final Adjustment Statement, as applicable, together with Buyer’s proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes), then Buyer and Seller shall each use Reasonable Efforts for a period of thirty (30) days thereafter to resolve any such disagreements with respect to the calculations in (i) the Final Net Working Capital Statement and the determination of the Final Net Working Capital or (ii) the Final Adjustment Statement and the determination of the actual Net Cash Flow.

(d)       If, at the end of the thirty (30) day resolution period, the Parties are unable to resolve any disagreements as to items in the Final Net Working Capital Statement or the Final Adjustment Statement, then either Seller or Buyer may submit any unresolved disagreements to Ernst & Young LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Buyer and Seller) for resolution. If Ernst & Young LLP is not willing or able to serve in such capacity, then Seller shall within ten (10) days deliver to Buyer a listing of three other accounting firms of recognized national or regional standing that do not have a current relationship with Seller or any of its Affiliates and Buyer shall within ten (10) days after receipt of such list, select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant, any disputed items required to determine the Final Net Working Capital or the actual Net Cash Flow. The Accountant will act as an arbitrator to determine and resolve, based solely on presentations by Buyer and Seller, and not by independent review, only those issues still in dispute. The costs and expenses of the Accountant shall be borne 50% by Seller and 50% by Buyer. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder.

(e)       Within five (5) Business Days of the date on which the last disputed item required to determine the Final Net Working Capital or the actual Net Cash Flow is resolved pursuant to this Section 2.6 (whether by agreement of the Parties, any failure by Buyer to provide a timely notice of disagreement pursuant to subsection (c) or a final determination by the Accountant pursuant to subsection (d)), (i) (1) if the Final Net Working Capital exceeds the Estimated Net Working Capital, then Buyer shall pay to Seller an amount equal to the difference between the Final Net Working Capital and the Estimated Net Working Capital, or (2) if the Estimated Net Working Capital exceeds the Final Net Working Capital, then Seller shall pay to Buyer an amount equal to the difference between the Estimated Net Working Capital and the Final Net Working Capital, (ii) (1) if the actual Net Cash Flow exceeds the Initial Adjustment Amount, then Buyer shall pay to Seller an amount equal to the difference between the actual Net Cash Flow and the Initial Adjustment Amount, or (2) if the Initial Adjustment Amount exceeds the actual Net Cash Flow, then Seller shall pay to Buyer an amount equal to the difference between the Initial Adjustment Statement and the actual Net Cash Flow, and (iii) Buyer shall pay to Seller an amount equal to the Hydrocarbon Value.

(f)       The provisions of this Section 2.6 and of any section of this Agreement shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) Net Working Capital or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in Schedule 2.6(a) or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in Schedule 2.6(a) or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in Schedule 2.6(a) or the definitions contained in this Agreement, as applicable, as a line item or specific adjustment and (ii) the determination, calculation or methodology prescribed by GAAP shall control to the extent the matter is not so addressed in Schedule 2.6(a) or the definitions contained in this Agreement, as applicable, or requires reclassification as an asset or liability to be included in a line item or specific adjustment.

Section 2.7 Effect of Closing.

(a)       All proceeds, accounts receivable, income, revenues and monies attributable to the Oil and Gas Assets, and Gathering Assets for periods prior to the applicable Effective Time shall belong to Seller. All proceeds, accounts receivable, income, revenues and monies attributable to the Oil and Gas Assets, and Gathering Assets for periods on and after the applicable Effective Time shall belong to Buyer.

(b)       If monies are received by a Party which, under the terms of this Section 2.7, belong to the other Party, the same shall immediately be paid over to the proper Party.

Section 2.8 Intercompany Accounts. Notwithstanding any other provision of this Agreement to the contrary, prior to or on the Closing Date, Seller shall, and shall cause its Affiliates (including the Company) to, net, to the extent possible, and settle, forgive, dividend, contribute, or take other necessary or appropriate action with respect to all intercompany accounts between (a) Seller and its Affiliates (other than the Company), on the one hand, and (b) the Company, on the other hand. The effect of the foregoing shall be to eliminate, pay off, or otherwise cause to be zero such intercompany accounts prior to the Closing.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own the Shares, the Oil and Gas Assets and the (■) Gathering Assets. Seller is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization; Enforceability. (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder, (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller, and (c) this Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), the power of a court to deny enforceability of remedies based on public policy, and the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers.

Section 3.3 No Conflict. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller (assuming all required filings, consents, approvals, authorizations and notices have been made, given or obtained and all Preference Rights have been complied with) do not and shall not:

(a)       violate any Organizational Document of Seller; or

(b)       (i) violate, in any material respect, any Law applicable to Seller or (ii) (A) materially breach the terms of any material Contract to which Seller is a party or by which Seller may be bound, (B) result in the termination of any such material Contract, or (C) result in the creation of any Lien upon any of the Shares, the Oil and Gas Assets or the Gathering Assets.

Section 3.4 Litigation. Except as set forth on Schedule 3.4, (a) there are no lawsuits, actions or arbitration proceedings before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing against Seller with respect to the Shares, the Oil and Gas Assets or the Gathering Assets and (b) there are no Orders that remain unsatisfied that are binding upon Seller with respect to the Shares, the Oil and Gas Assets or the Gathering Assets.

Section 3.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates except for fees and commissions which are payable by Seller.

Section 3.6 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against Seller.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO
the Company, THE OIL AND GAS ASSETS and
the gathering assets

Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease its assets and to conduct its Business as it is now being conducted. The Company is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

Section 4.2 Shares; Capitalization of the Company.

(a)       The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Liens other than transfer restrictions imposed by securities Laws.

(b)       All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any person.

(c)       There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.3 No Conflict. The execution, delivery and performance of this Agreement by the Company and (■) and the consummation of the transactions contemplated hereby by the Company and (■) (assuming all required filings, consents, approvals, authorizations, and notices have been made, given or obtained and all Preference Rights have been complied with) do not and shall not:

(a)       violate any Organizational Document of the Company or (■), as applicable;

(b)       (i) cause the Company to violate, in any material respect, any Law applicable to the Company or its assets or (ii) (A) cause the Company to materially breach the terms of any Material Contract to which the Company is a party or its assets are bound, (B) result in the termination of any such Material Contract to which the Company is a party or its assets are bound, or (C) result in the creation of any Lien upon any of the Shares, the assets of the Company under any Material Contract to which the Company is a party or its assets are bound; or

(c)       (i) cause (■) to violate, in any material respect, any Law applicable to (■) or its assets or (ii) (A) cause (■) to materially breach the terms of any Material Contract to which (■) is a party or its assets are bound, (B) result in the termination of any such Material Contract to which (■) is a party or its assets are bound, or (C) result in the creation of any Lien upon any of the (■) Gathering Assets under any Material Contract to which (■) is a party or its assets are bound.

Section 4.4 Subsidiaries. The Company does not own any equity interest in any Person.

Section 4.5 Financial Statements.

(a)       Seller has previously delivered to Buyer the unaudited financial statements of the Company as of the fiscal years ended December 31, 2015, and December 31, 2016 and for the five month period ended May 31, 2017 (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP (except that they do not include footnotes, allocations of corporate overhead expenses, and interim period income taxes and, in the case of the Financial Statements as of the fiscal year ended December 31, 2015, they do not include Tax attributes associated with net operating loss carry forwards). The Financial Statements present fairly in all material respects the results of operations and cash flows of the Company as of the respective dates thereof, and the respective balance sheets present fairly in all material respects the financial condition of the Company as of the respective dates thereof.

(b)       Except as disclosed on Schedule 4.5, the Company does not have any liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except liabilities (i) that are reflected in the Financial Statements, (ii) that were incurred after May 31, 2017, in the ordinary course of business consistent with past practices, or (iii) that do not have a Material Adverse Effect.

Section 4.6 Absence of Certain Changes. Except as disclosed on Schedule 4.6, from December 31, 2016, through the date of this Agreement, the Business of the Company has been conducted, in all material respects, in the ordinary course consistent with past practices and there has not been any:

(a)       event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)       amendment of the charter, by-laws or other organizational documents of the Company;

(c)       split, combination or reclassification of any of the Shares;

(d)       issuance, sale or other disposition by the Company of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company’s capital stock;

(e)       declaration or payment of any dividends or distributions on or in respect of any of the Company’s capital stock or redemption, purchase or acquisition of the Company’s capital stock;

(f)       material change by the Company in any method of accounting or accounting practice, except as required by GAAP;

(g)       incurrence (from a Person other than an Affiliate), assumption or guarantee by the Company of any indebtedness for borrowed money;

(h)       except as otherwise provided in Section 2.8, any loan by the Company to (or forgiveness of any loan by the Company to), or entry into any other transaction with, any of the Company’s stockholders or current or former directors and officers;

(i)       entry by the Company into a new line of business or abandonment or discontinuance of existing lines of business;

(j)       adoption by the Company of any plan of merger, consolidation, or reorganization;

(k)       acquisition by the Company by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(l)       action by the Company to (i) make, change or rescind any Tax election, (ii) amend any Tax Return, (iii) settle or compromise any Tax claim or liability, (iv) change (or make a request to change) any method of accounting for Tax purposes, (v) waive or extend any statute of limitations in respect of Taxes, (vi) surrender any right to claim a refund of Taxes, or (vii) enter into any closing agreement with respect to Taxes;

(m)       termination, material modification or cancellation of any insurance coverage on the assets of the Company;

(n)       failure to maintain the Company’s books and records in accordance with past practice;

(o)       a Contract to do any of the foregoing entered into by the Company.

Section 4.7 Contracts.

(a)       Schedule 4.7(a) contains a true and complete listing of the following Gathering Contracts and the following Contracts to which the Company is a party or by which any of its assets are bound or which are binding upon the Gathering Assets or the Oil and Gas Assets and Seller’s, or in the case of the (■) Gathering Assets, (■)’s, operation thereof that exist as of the date of this Agreement and will exist following the Closing (the Contracts listed on Schedule 4.7(a) being “Material Contracts”):

(i)       each Contract involving a remaining commitment to pay capital expenditures in excess of $100,000 in any calendar year or $250,000 in the aggregate;

(ii)       each Contract for lease of personal property (including compressors) or real property (excluding any real property that is the subject of any (x) Gathering Surface Contract or (y) Subject Interest) involving aggregate payments following the Closing in excess of $100,000 in any calendar year which is not cancellable without penalty on sixty (60) days’ or less prior written notice;

(iii)       each Contract between Seller or an Affiliate of Seller (other than the Company), on the one hand, and the Company, on the other hand, to which Seller or an Affiliate of Seller (other than the Company) will be a party after the Closing;

(iv)       each Contract for the transportation or the sale, purchase, exchange, or other disposition of oil, gas or other hydrocarbons which is not cancellable without penalty on sixty (60) days or less prior written notice and that generated revenue in excess of $75,000 in calendar year 2015 or 2016;

(v)       each Contract that provides for a limit on the ability of the Company or the owner of the Gathering Assets or the Oil and Gas Assets to compete in any line of business or in any geographic area during any period of time after the Closing;

(vi)       except for (A) the Subject Interests, (B) operating, unitization, pooling and communitization Contracts, (C) Contracts for the sale, purchase, exchange or other disposition of oil, gas or other hydrocarbons or for the gathering, transporting, storing, dehydration, compression, fractionation, treating, handling, disposal or processing of oil, gas or other hydrocarbons, and (D) Contracts of the nature described in clauses (i) through (v) above or in clauses (vii) through (xii) below, (1) each Contract involving aggregate payments or receipts following the Closing in excess of $250,000 in any calendar year and (2) each Gathering Contract involving aggregate payments or receipts following the Closing in excess of $250,000 in any calendar year, that, in either case, cannot be terminated by the Company, Seller or (■), as applicable, upon sixty (60) days’ or less notice;

(vii)       each Contract that is an operating agreement;

(viii)       each Contract that is a development agreement, farmout agreement or farmin agreement (pursuant to which the farmee thereunder has outstanding rights to earn an interest in a Subject Interest) or participation agreement;

(ix)       each Contract that is a Tax partnership agreement;

(x)       each Contract that creates an area of mutual interest;

(xi)       each Contract that is a guaranty for which the Company is obligated; and

(xii)       each Contract that is a dedication agreement.

(b)       True and complete copies of all Material Contracts (other than any Material Contracts that contain confidentiality provisions prohibiting their disclosure) have been made available to Buyer.

(c)       Except as set forth in Schedule 4.7(c), each Material Contract (i) is in full force and effect and (ii) is the valid and binding obligation of the Company, Seller or (■), as applicable, and is enforceable against the Company, Seller or (■), as applicable, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), the power of a court to deny enforceability of remedies based on public policy, and the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers. Except as set forth in Schedule 4.7(c), neither the Company, Seller nor (■), as applicable, nor, to the Knowledge of Seller, any other party thereto, is in material breach of any Material Contract, and neither Seller, the Company nor (■), as applicable, has received any written notice of termination or material breach of any Material Contract. Except as set forth in Schedule 4.7(c), no Material Contract creates any express indemnification obligations that a reasonably prudent operator of oil and gas properties would consider to be outside industry standards.

Section 4.8 Litigation. Except as set forth in Schedule 4.8, (a) there are no lawsuits, actions or arbitration proceedings before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing, against the Company or (■) (with respect to the (■) Gathering Assets) and (b) there are no Orders that remain unsatisfied that are pending against the Company or (■) (with respect to the (■) Gathering Assets).

Section 4.9 Employees and Labor Relations. The Company does not directly employ any individual nor has it directly employed any individual in the past five years. The Company is not a party to any collective bargaining agreement.

Section 4.10 Taxes. Except as set forth on Schedule 4.10:

(a)       each of the Company, Seller (with regard to the Oil and Gas Assets and the (■) Gathering Assets) and (■) (with regard to the (■) Gathering Assets) has duly and timely filed (including extensions) all Tax Returns required to be filed by it under Law and all such Tax Returns were correct and complete in all material respects;

(b)       all Taxes owed by the Company, Seller (with regard to the Oil and Gas Assets and the (■) Gathering Assets) and (■) (with regard to the (■) Gathering Assets) (whether or not shown or required to be shown on any Tax Return) have been paid;

(c)       none of the Company, Seller (with regard to the Oil and Gas Assets and the (■) Gathering Assets) or (■) (with regard to the (■) Gathering Assets) is now under audit or examination by any Tax Authority or subject to any judicial or administrative proceeding by or with any Tax Authority;

(d)       except for Permitted Liens, there are no Liens on any of the assets of the Company, the Oil and Gas Assets or the Gathering Assets that have arisen as a result of any failure (or alleged failure) to pay any Tax or otherwise in respect of Taxes;

(e)       the Company is not a party to any Tax allocation or sharing arrangement which will survive the Closing (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes);

(f)       each of the Company, Seller (with regard to the Oil and Gas Assets and the (■) Gathering Assets) and (■) (with regard to the (■) Gathering Assets) has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other third party;

(g)       there is no dispute or claim concerning any Tax liability of the Company, Seller (with regard to the Oil and Gas Assets and the (■) Gathering Assets) or (■) (with regard to the (■) Gathering Assets) either (A) claimed or raised by any Tax Authority in writing or (B) as to which the Company, Seller (with regard to the Oil and Gas Assets and the (■) Gathering Assets) or (■) (with regard to the (■) Gathering Assets) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(h)       the Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described under Section 355 of the Code, or any comparable provision of state, local or foreign Law;

(i)       the Company is not, and has not been, a party to any transaction that is “listed transaction” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b)(2), or any comparable provision of state, local, or foreign Law;

(j)       no claim has been made in writing by a Tax Authority with respect to the Gathering Assets, the Oil and Gas Assets, or the Company in a jurisdiction where the Seller, (■), or the Company, as applicable, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(k)       the Company will not be required, for any Tax period (or portion thereof) ending after the Closing Date, to include any material item of income in taxable income that is attributable to (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax Law) entered into or created prior to the Closing, or (iii) prepaid amount received on or prior to the Closing Date; and

(l)       the Company has not entered into a closing agreement with the Internal Revenue Service under Section 7121 of the Code (or any comparable provision of state, local or foreign Tax law) and is not subject to any private letter ruling of the Internal Revenue Service or comparable ruling by any other Tax Authority.

Section 4.11 Environmental Matters. As of the date of this Agreement, to the Knowledge of Seller, except as set forth on Schedule 4.11:

(a)       the operations of the Company, the Oil and Gas Assets and the Gathering Assets are in compliance, in all material respects, with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance, in all material respects, with, all material Environmental Permits required under all Environmental Laws;

(b)       neither the Company nor any of the Oil and Gas Assets nor any of the Gathering Assets is the subject of any pending Order that remains unsatisfied under any Environmental Laws requiring remediation or the payment of a fine or penalty; and

(c)       neither the Company nor any of the Oil and Gas Assets nor any of the Gathering Assets is subject to any action before any Governmental Authority pending or threatened in writing, whether judicial or administrative, alleging noncompliance, in any material respect, with or potential material liability under any Environmental Law.

Notwithstanding anything to the contrary contained in this Section 4.11 or elsewhere in this Agreement, Seller makes no, and disclaims any, representation or warranty, express, implied, statutory or otherwise, with respect to the presence or absence of naturally occurring radioactive material in or on the assets of the Company, the Oil and Gas Assets or the Gathering Assets.

Section 4.12 Legal Compliance. Except with respect to (a) matters set forth on Schedule 3.4, Schedule 4.8, and Schedule 4.12, (b) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.10) and (c) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.11), the Company, the Oil and Gas Assets and the Gathering Assets are in compliance, in all material respects, with all Laws.

Section 4.13 Permits. Except with respect to (a) matters set forth on Schedule 4.13 and (b) Environmental Permits (as to which certain representations and warranties are made pursuant to Section 4.11), to the Knowledge of Seller, each of the Company, Seller (with respect to the Oil and Gas Assets and the (■) Gathering Assets) and (■) (with respect to the (■) Gathering Assets) possess all Permits necessary for it to own its assets and operate its Business. To the Knowledge of Seller, (a) all such Permits are in full force and effect and (b) there are no lawsuits or other proceedings before any Governmental Authority pending or threatened in writing against the Company, Seller (with respect to the Oil and Gas Assets or the (■) Gathering Assets) or (■)(with respect to the (■) Gathering Assets) that seek the revocation, cancellation, suspension, or adverse modification thereof.

Section 4.14 Title. Except as disclosed on Schedule 4.14, in all material respects, (a) the Company owns or has the right to use all real property interests necessary for the operation of its Business, (b) Seller owns or has the right to use all (■) Gathering Assets necessary for the operation of the Business applicable to such assets, (c) (■) owns or has the right to use all (■) Gathering Assets necessary for the operation of the Business applicable to such assets, and (d) each of such real property interests is free and clear of all Liens (other than Permitted Liens) granted or suffered by any action of the Company, Seller (with respect to the (■) Gathering Assets), (■) (with respect to the (■) Gathering Assets), or any Person claiming by, through or under the Company, Seller or (■) , as applicable.

Section 4.15 Insurance.

(a)       Schedule 4.15 sets forth a true and complete list of all of the policies of insurance carried by Seller or the Company that insure the operation of the Company’s Business and the assets of the Company, the Oil and Gas Assets or the Business applicable to such assets, or the Gathering Assets or the Business applicable to such assets on or prior to the Closing Date (the “Seller’s Policies”). All premiums payable under the Seller’s Policies have been paid in a timely manner.

(b)       With respect to the policies of insurance insuring the Company or its assets, such Seller’s Policies are in full force and effect. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Seller’s Policies. Such Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Seller’s Policies (i) are valid and binding in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. Except as set forth on Schedule 4.15, there are no material claims pending with respect to the Company or its assets under any such Seller’s Policies or, to Seller’s Knowledge, any occurrence or circumstance which could reasonably be the basis of any such claim under any such Seller’s Policies. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Seller’s Policy. Notwithstanding anything in this Agreement to the contrary, such Seller’s Policies will not remain in full force and effect with respect to the Company or the Company assets following the consummation of the transactions contemplated by this Agreement, and Buyer acknowledges that it must acquire insurance policies if it wishes for the Company assets to be insured following the Closing.

Section 4.16 Regulatory and Administrative Matters. Except as disclosed on Schedule 4.16, to the Knowledge of Seller, (a) there are no administrative or regulatory proceedings pending or threatened against the Company and (b) as of the date of this Agreement, the Company has not received any written notice or claim, that challenge the rates, charges and/or fees for transportation services or any other terms and conditions of service currently in effect under the tariff or tariffs currently in effect or the result of which would be to materially change, alter, or modify the rates, charges and/or fees for gas transportation or storage service or any other terms and conditions of service currently in effect under the tariff or tariffs currently in effect.

Section 4.17 Preference Rights.

(a)       Except as disclosed on Schedule 4.17(a), to the Knowledge of Seller, none of the Shares, the assets of the Company, the Oil and Gas Assets nor the Gathering Assets are subject to a Preferential Right.

(b)       Except for the consents set forth on Schedule 4.17(b) (the “Seller Approvals”) and consents that are customarily obtained following the closing in transactions of this nature, to the Knowledge of Seller, there are no requirements for consents from any Governmental Authority or any third party to any assignment that Seller is required to obtain in connection with the transfer of the Shares, the Gathering Assets and the Oil and Gas Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller.

Section 4.18 Wells. Except as set forth on Schedule 4.18, there is no well:

(a)       included in the Oil and Gas Assets operated by Seller and, to the Knowledge of Seller, there is no well included in the Oil and Gas Assets operated by a third party, with respect to which Seller, or such third party operator, is in violation of Law for failing to timely plug and abandon; and

(b)       included in the Oil and Gas Assets that, to the Knowledge of Seller, has been plugged and abandoned other than in compliance in all material respects with Law.

Section 4.19 Proposed Operations or Expenditures. Except as set forth on Schedule 4.19, as of the date of this Agreement, there are no outstanding authorities for expenditure or other commitments to conduct any operations or expend any amount of money on or with respect to the Oil and Gas Assets, the Gathering Assets or the assets of the Company which are binding on Seller, (■) or the Company or the Oil and Gas Assets, the Gathering Assets or the assets of the Company, and will be binding on Buyer after Closing and which Seller reasonably anticipates will require the expenditure of money in excess of (■) per item (net to Seller’s interest).

Section 4.20 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against the Company or (■).

Section 4.21 Prepayments, Hedges. Except as shown on Schedule 4.21, (i) other than in connection with Gas Imbalances, neither Seller, (■) nor the Company has received any prepayments or other payments that would require Buyer to deliver or transport any hydrocarbons after the Closing Date without receiving full payment therefor, and (ii) neither Seller, (■) nor the Company has entered into any hedging arrangements that affect the sale or marketing of hydrocarbons produced from the Oil and Gas Properties after the Closing. other than in connection with Gas Imbalances,

Section 4.22 Fair Market Value. In preparing to dispose of the Shares, the Gathering Assets and the Oil and Gas Assets in this Agreement, Seller engaged in an auction sale customary with industry practice. As a result of the process, Seller selected Buyer’s bid, which Seller recognizes as a commercially fair offer. Neither the Seller, nor its Affiliates, has any information, and will not assert, that the Base Purchase Price does not reflect a purchase of the Shares, the Gathering Assets and the Oil and Gas Assets at fair market value.

Section 4.23 Suspense Amounts. Except for the monies held in suspense by Seller for the account of third parties as set forth on Schedule 4.23, there are no monies held in suspense by Seller and for the account of third parties that are attributable to sales of hydrocarbons produced from the Oil and Gas Assets as of June 13, 2017.

Section 4.24 Payout Balances. With respect to wells included in the Oil and Gas Assets operated by Seller (or its Affiliates) and, to Seller’s Knowledge with respect to wells included in the Oil and Gas Assets operated by a third party, Schedule 4.24 contains a list of the status of any “payout” balance, as of the respective dates set forth therein, for each such well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

Section 4.25 Current Bonds. Schedule 4.25 lists, by entity, all bonds, letters of credit and other similar instruments maintained by (i) the Company, (ii) Seller and (iii) (■) or any of their respective Affiliates with respect to the assets of the Company, the Gathering Assets or the Oil and Gas Assets.

Section 4.26 Gas Imbalances. Except as set forth on Schedule 4.26, (i) there are no Gas Imbalances existing with respect to the Oil and Gas Assets operated by Seller or, to the Knowledge of Seller, existing with respect to the Oil and Gas Assets operated by a third party, in each case, as of the respective dates set forth therein, and (ii) Seller has not received any deficiency payments under gas contracts for which any party has a right to take deficiency gas from Seller, nor, except in connection with Gas Imbalances, has Seller received any payments for production which are subject to refund or recoupment out of future production.

Section 4.27 Take-or-Pay. Seller is not obligated under a take-or-pay or similar arrangement with respect to the Oil and Gas Assets or the Gathering Assets.

Article V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization; Enforceability. (a) Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder, (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Buyer, and (c) this Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers.

Section 5.3 No Conflict. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, given or obtained) do not and shall not:

(a)       violate any Organizational Document of Buyer; or

(b)       except as would not reasonably be expected to have a material and adverse impact on the ability of Buyer to enter into and perform its obligations under this Agreement, (i) violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or notice to, any Person or (ii) (A) breach the terms of any material Contract to which Buyer is a party or by which Buyer may be bound, (B) result in the termination of any such material Contract, or (C) result in the creation of any Lien upon any of the properties or assets of Buyer.

Section 5.4 Litigation. (a) There are no lawsuits, actions or arbitration proceedings before any Governmental Authority pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Agreement and (b) there is no Order binding upon Buyer that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Agreement.

Section 5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates except for fees and commissions which are payable by Buyer.

Section 5.6 Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any public distribution of the Shares in violation of any federal or state securities Laws. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Buyer acknowledges that the Shares have not been registered under applicable federal and state securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws. In addition, Buyer is an experienced and knowledgeable investor in all aspects of the oil and gas business, Buyer is able to bear the economic risks of its acquisition and ownership of the assets of the Company, the Oil and Gas Assets, and the Gathering Assets, and Buyer is capable of evaluating (and has evaluated) the merits and risks of such assets and Buyer’s acquisition and ownership thereof. Prior to entering into this Agreement, Buyer was advised by its counsel and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of such assets, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire such assets for its own account and not with a view to a sale or distribution thereof in violation of any federal or state securities Laws.

Section 5.7 Funds. Buyer has, and at all times prior to Closing will have, available to it sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay the Adjusted Purchase Price and all related fees and expenses of Buyer.

Section 5.8 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Buyer, threatened against Buyer.

Article VI
OIL AND GAS ASSETS TITLE
AND ENVIRONMENTAL ADJUSTMENTS

Section 6.1 No Warranty or Representation. Without limiting Buyer’s right to adjust the Base Purchase Price by operation of Section 6.2 and Section 6.5(a) and except for the special warranty of title which is contained in the Oil and Gas Assets Conveyance, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Oil and Gas Assets and Buyer hereby acknowledges and agrees that, except as provided above, Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Oil and Gas Assets shall be pursuant to the procedures set forth in this Article VI, which remedies (other than those provided for in Section 6.5(b)) shall cease, and be deemed to be finally and conclusively satisfied, in all respects, upon the Closing. Without limiting Buyer’s right to adjust the Base Purchase Price by operation of Sections 6.7(c) and 6.8(a), (i) Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the environmental condition of the Oil and Gas Assets and (ii) Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any Environmental Defect shall be pursuant to the procedures set forth in this Article VI, which remedies (other than those provided for in Sections 6.8(b) and 6.9) shall cease, and be deemed to be finally and conclusively satisfied, in all respects, upon the Closing. Furthermore, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement (including any description of the Oil and Gas Assets, pricing assumptions, potential for production of oil, gas or other hydrocarbons from the Subject Interests or any other matters contained in or related to the Reserve Analysis or any other material furnished to Buyer by Seller or by Seller’s Representatives).

Section 6.2 Buyer’s Title Review.

(a)       Buyer’s Assertion of Title Defects. During the period commencing on the execution of this Agreement and terminating on August 29, 2017 (the “Examination Period”), Buyer shall notify Seller in writing of any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect with respect to any portion of a Property Subdivision pursuant to this Article VI. Except for the special warranty of title which is contained in the Oil and Gas Assets Conveyance with respect to Title Defects of which Buyer does not have Knowledge on or prior to the expiration of the Examination Period, but otherwise for all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by written notice given to Seller on or before the expiration of the Examination Period. To be effective, Buyer’s written notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use good faith efforts to give Seller written notice of any Title Defect which Buyer determined to be existing during the immediately preceding calendar week by the close of business of each Monday during the Examination Period, which notice may be preliminary in nature and supplemented prior to the end of the Examination Period. By the close of business of each Monday during the Examination Period, Buyer shall also use good faith efforts to furnish Seller with written notice of any Seller Title Credit which is known by Buyer or is discovered by any of Buyer’s Representatives while conducting Buyer’s title review, due diligence or investigation with respect to the Subject Interests and Property Subdivisions.

(b)       Purchase Price Allocations. The Oil and Gas Base Purchase Price has been allocated by Buyer among the various Subject Interests in Property Subdivisions in the manner and in accordance with the respective values set forth in Part II of the Property Schedule. If any adjustment is made to the Base Purchase Price pursuant to this Section 6.2, a corresponding adjustment shall be made to the portion of the Oil and Gas Base Purchase Price allocated to the affected Property Subdivision in Part II of the Property Schedule.

(c)       Seller’s Opportunity to Cure. Seller shall have until the Closing Date, at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects. Any asserted Title Defects which are waived by Buyer or cured within such time shall be deemed “Permitted Liens” hereunder and under the Oil and Gas Assets Conveyance. If Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above and Buyer has not and does not waive same on or before the day immediately preceding the Closing Date, the Property Subdivision affected by such uncured and unwaived Title Defect shall be a “Title Defect Property”.

(d)       Buyer’s Title Adjustments. Subject to Sections 6.5 and 6.6, as Buyer’s sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Base Purchase Price by the amount, if any, by which the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties conveyed to Buyer at the Closing (to the extent in excess of the aggregate amount of Seller Title Credits with respect to all Property Subdivisions), together with the aggregate amount of Remediation Amounts attributable to all Environmental Defect Properties conveyed to Buyer at the Closing, exceeds an amount equal to (■) percent (■) of the Base Purchase Price (the “Defect Deductible”). As used herein, the term “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows:

(1)       If the Title Defect results from Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Part II of the Property Schedule, and the Working Interest has been reduced proportionately, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Oil and Gas Base Purchase Price allocated to such Title Defect Property in Part II of the Property Schedule by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Part II of the Property Schedule.

(2)       If the Title Defect results from Seller having a greater Working Interest in a Title Defect Property set forth in Part II of the Property Schedule than the Working Interest specified therefor in Part II of the Property Schedule, the Title Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses forecasted in the Reserve Analysis with respect to such Title Defect Property for the period from and after the applicable Effective Time which is attributable to such increase in Seller’s Working Interest; provided, however, that no Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in such a Property Subdivision has the effect of proportionately increasing Seller’s Net Revenue Interest therein.

(3)       If the Title Defect results from the existence of a lien, the Title Defect Amount shall be an amount sufficient to discharge such lien.

(4)       If the Title Defect results from any matter not described in paragraphs (1), (2) or (3) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Oil and Gas Base Purchase Price allocated in Part II of the Property Schedule to such Title Defect Property); provided, however, if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect.

(5)       If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

(6)       The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, but without limitation, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall only be included in the Title Defect Amount for one Title Defect Property and only once in such Title Defect Amount.

(7)       If a Title Defect affects only a portion of a Property Subdivision (as contrasted with an undivided interest in the entirety of such Property Subdivision) and a portion of the Oil and Gas Base Purchase Price has not been allocated specifically to such portion of a Property Subdivision in the Property Schedule, then for purposes of computing the Title Defect Amount, the portion of the Oil and Gas Base Purchase Price allocated to such Property Subdivision shall be further allocated among the portions of such Property Subdivision in the proportion that the net acreage (or net acre feet, as appropriate) of such Property Subdivision affected by such Title Defect bears to the net acreage (or net acre feet, as appropriate) in the entire Property Subdivision. In the event such Property Subdivision is subject to a unitization agreement, the foregoing allocation shall be made in a manner which is consistent with the allocation of production or productive acreage in such unitization agreement.

(8)       The Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed the portion of the Oil and Gas Base Purchase Price allocated to such Title Defect Property or such portion thereof calculated in accordance with paragraph (7) above. For example, but without limitation, if Seller does not own fifty percent (50%) of the Net Revenue Interest specified in the Property Schedule for a Title Defect Property and such unowned fifty percent (50%) interest is also burdened by a lien, the Title Defect Amount for such Title Defect Property shall not exceed the portion of the Oil and Gas Base Purchase Price allocable to such fifty percent (50%) interest notwithstanding that it may be affected by multiple Title Defects.

(9)       Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect Property is (■) or less, then the Title Defect Amount with respect to such Title Defect Property shall be deemed to be zero.

The Defect Deductible shall be restored to the extent that any portion thereof is applied as a credit against a Title Defect Amount attributable to a Title Defect which is subsequently cured by Seller or determined not to constitute a Title Defect.

Section 6.3 Determination of Title Defects. A portion of a Property Subdivision shall be deemed to have a “Title Defect” if Seller does not have Defensible Title thereto. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall be deemed to be Permitted Liens and shall not be asserted as, and shall not constitute Title Defects: (a) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (b) defects arising out of lack of survey, unless a survey is expressly required by applicable Law, (c) defects arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (d) defects that have been cured by possession under the applicable statutes of limitations, (e) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for four (4) years or more, (f) defects based solely on the existence of prior oil and gas leases relating to the Subject Interests that are expired and no longer in force and legal effect but not surrendered of record, (g) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor (unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Subject Interests affected thereby), (h) defects based solely on lack of information in Seller’s files or references to documents if such documents are not in Seller’s files, unless records of the applicable county reflect that Seller does not have Defensible Title to the Property Subdivision in question, (i) defects in the chain of title prior to January 1, 1960, unless Buyer provides affirmative evidence that the defect results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, and (j) defects based solely on a title requirement set forth in one or more title opinions or reports contained in the Oil and Gas Records (or any reference thereto in any other title opinion or report) without independent substantiation by Buyer that the title curative therefor is not contained in the Oil and Gas Records and is not deducible of record or in the appropriate filing records maintained by a Governmental Authority (access to which is available to the public).

Section 6.4 Seller Title Credit. A “Seller Title Credit” shall mean, with respect to a Property Subdivision, the amount by which the value of such Property Subdivision is enhanced by virtue of (a) Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II of the Property Schedule, or (b) Seller having a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in Part II of the Property Schedule without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in Part II of the Property Schedule. The amount of Seller Title Credits shall be determined as follows:

(1)       If the Seller Title Credit results from Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II of the Property Schedule, the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Oil and Gas Base Purchase Price allocated to such Property Subdivision in Part II of the Property Schedule by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in Part II of the Property Schedule.

(2)       If the Seller Title Credit results from Seller having a lesser Working Interest in a Property Subdivision than the Working Interest specified therefor in Part II of the Property Schedule without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in Part II of the Property Schedule, the Seller Title Credit shall be equal to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses forecasted in the Reserve Analysis with respect to such Property Subdivision for the period from and after the applicable Effective Time which is attributable to such decrease in Seller’s Working Interest; provided, however, no Seller Title Credit shall be allowed on account of and to the extent that a decrease in Seller’s Working Interest in such a Property Subdivision has the effect of proportionately decreasing Seller’s Net Revenue Interest therein.

(3)       In determining the amount of Seller Title Credits, the principles and methodology set forth in paragraphs (5), (6), (7) and (9) of Section 6.2(d) shall be applied, mutatis mutandis.

Section 6.5 Exclusion of Title Defect Properties; Indemnification. On or before the Closing Date, Seller may with respect to any Title Defect Property, (a) elect to retain and exclude such Title Defect Property from the Oil and Gas Assets to be conveyed by Seller to Buyer pursuant to the terms hereof so long as the Base Purchase Price is reduced by the portion of the Oil and Gas Base Purchase Price allocated (or deemed allocated pursuant to Section 6.2(d)(7)) to such Title Defect Property in Part II of the Property Schedule, or (b) with Buyer’s prior written consent (which consent may be withheld at Buyer’s sole discretion), indemnify Buyer from and against all liabilities, losses, costs and expenses resulting from each Title Defect affecting such Title Defect Property which do not exceed, in the aggregate, the portion of the Oil and Gas Base Purchase Price allocated to such Title Defect Property in Part II of the Property Schedule. In the event Seller exercises its right under Section 6.5(a) with respect to a Title Defect Property, said Title Defect Property, together with a pro rata share of all incidental rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto, shall be retained by Seller and excluded from the Oil and Gas Assets which are conveyed by Seller to Buyer pursuant to the Oil and Gas Assets Conveyance. In the event Seller and Buyer agree to proceed under Section 6.5(b) with respect to a Title Defect Property, the Base Purchase Price shall not be reduced on account of any Title Defect affecting such Title Defect Property.

Section 6.6 Deferred Title Claims and Disputes. In the event that Buyer and Seller have not agreed as of the Closing upon the existence of a Title Defect (or the cure thereof), the Title Defect Amount for a Title Defect Property, the existence of a Seller Title Credit or the amount attributable thereto claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article VI, any such claim (a “Deferred Title Adjustment Claim”) shall be settled pursuant to this Section 6.6 and, except as provided in Sections 10.1(e) and 10.2(e), shall not prevent or delay Closing. With respect to each potential Deferred Title Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Title Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party’s position with respect to such Deferred Title Adjustment Claim. At Closing, the Base Purchase Price shall not be adjusted on account of, and, except as provided in Sections 10.1(e) and 10.2(e), no effect shall be given to, the Deferred Title Adjustment Claim. On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date (the “Deferred Matters Date”), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Title Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Title Adjustment Claims. Any Deferred Title Adjustment Claims which are not so resolved on or before the Deferred Matters Date may be submitted by either Party to final and binding arbitration in accordance with the Arbitration Procedures; provided, however, that Seller may elect at any time to resolve all disputes relating to the Deferred Title Adjustment Claims by the payment to Buyer of the amount by which the Base Purchase Price would have been reduced at Closing on account of the Title Defects which constitute Deferred Title Adjustment Claims if same did not constitute Deferred Title Adjustment Claims. Notwithstanding anything herein provided to the contrary, including Section 6.2(c), Seller shall be entitled to cure any Title Defect which constitutes a Deferred Title Adjustment Claim at any time prior to the point in time when a final and binding written decision of the board of arbitrators is made with respect thereto in accordance with the Arbitration Procedures or when an agreement is reached by the Parties with respect thereto. The amount of any reduction in the Base Purchase Price to which Buyer becomes entitled under the final and binding written decision of the board of arbitrators shall be promptly refunded by Seller to Buyer together with interest thereon from the Closing Date until paid at the Agreed Rate. To the extent that the Parties reach agreement or the board of arbitrators makes a determination with respect to one or more Seller Title Credits that constitute Deferred Title Adjustment Claims, the amount attributable to such Seller Title Credits shall be used to offset the Title Defect Amounts with respect to any Title Defects constituting Deferred Title Adjustment Claims that have been resolved pursuant to this Section 6.6. Notwithstanding anything herein provided to the contrary, to the extent that the Parties reach agreement or the board of arbitrators makes a determination with respect to one or more Seller Title Credits that constitute Deferred Title Adjustment Claims and the amount or amounts attributable thereto exceed the Title Defect Amounts with respect to any Title Defects constituting Deferred Title Adjustment Claims that have been resolved pursuant to this Section 6.6 such that the resolved Seller Title Credit amounts exceed the resolved Title Defect Amounts, Buyer shall promptly pay to Seller an amount equal to such difference (together with interest thereon from the Closing Date until paid at the Agreed Rate) to the extent, but only to the extent, such amount is less than or equal to any adjustment to the Base Purchase Price that was made pursuant to Section 2.2(b).

Section 6.7 Buyer’s Environmental Review.

(a)       Buyer’s Assertion of Environmental Defects. During the Examination Period, Buyer shall notify Seller in writing of any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as an Environmental Defect with respect to any portion of an Oil and Gas Asset or Gathering Asset pursuant to this Article VI. For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Defect which Buyer fails to assert as an Environmental Defect by written notice given to Seller on or before the expiration of the Examination Period. To be effective, Buyer’s written notice of an Environmental Defect must include (i) a description of the matter constituting the asserted Environmental Defect, (ii) the Remediation Amount claimed by Buyer in good faith as attributable thereto, and (iii) supporting documents reasonably necessary for Seller (as well as any consultant hired by Seller) to verify the existence of such asserted Environmental Defect and to provide reasonable substantiation of the claimed Remediation Amount. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use good faith efforts to give Seller written notice of any Environmental Defect which Buyer determined to be existing during the immediately preceding calendar week by the close of business of each Monday during the Examination Period, which notice may be preliminary in nature and supplemented prior to the end of the Examination Period.

(b)       Seller’s Opportunity to Cure. Seller shall have the right until the Closing Date, at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Environmental Defects. If Seller within such time fails to cure any Environmental Defect of which Buyer has given timely written notice as required above and Buyer has not and does not waive same on or before the Closing Date, the Oil and Gas Asset that is the subject of such uncured and unwaived Environmental Defect shall be an “Environmental Defect Property.”

(c)       Buyer’s Environmental Adjustments. Subject to Sections 6.8 and 6.9, as Buyer’s sole and exclusive remedy with respect to Environmental Defects asserted by Buyer pursuant to this Agreement, Buyer shall be entitled to reduce the Base Purchase Price by the amount, if any, by which the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties conveyed to Buyer at the Closing (to the extent in excess of the aggregate amount of Seller Title Credits with respect to all Property Subdivisions), together with the aggregate amount of Remediation Amounts attributable to all Environmental Defect Properties conveyed to Buyer at the Closing, exceeds an amount equal to the Defect Deductible; provided, however, that if the Remediation Amount with respect to any Environmental Defect so asserted by Buyer that is (■) or less, then the Remediation Amount with respect thereto shall be deemed to be zero. As used herein, the term (i) “Environmental Defect” shall mean a condition, event or circumstance that causes an Oil and Gas Asset or Gathering Asset or the operations conducted with respect to an Oil and Gas Asset or Gathering Asset not to be in material compliance with, or to be subject to a remedial or corrective action obligation incurred pursuant to, any Environmental Laws, and (ii) “Remediation Amount” shall mean the estimated cost of eliminating, removing, or curing an Environmental Defect (net to Seller’s interest) in the most cost-effective manner reasonably available and that allows for the continuing safe and prudent operation of the Environmental Defect Property.

Section 6.8 Exclusion of Environmental Defect Properties; Indemnification. On or before the Closing Date or upon the resolution of the applicable Deferred Environmental Adjustment Claim pursuant to Section 6.9, Seller may with respect to any Environmental Defect Property that is an Oil and Gas Asset (a) elect to retain and exclude such Environmental Defect Property from the Oil and Gas Assets to be conveyed by Seller to Buyer pursuant to the terms hereof so long as the Base Purchase Price is reduced by the portion of the Oil and Gas Base Purchase Price allocated (or deemed allocated pursuant to Section 6.2(d)(7)) to such Environmental Defect Property in Part II of the Property Schedule, or (b) with Buyer’s prior written consent (which consent may be withheld at Buyer’s sole discretion), indemnify Buyer from and against all liabilities, losses, costs and expenses resulting from each Environmental Defect affecting such Environmental Defect Property. In the event Seller exercises its right under Section 6.8(a) with respect to an Environmental Defect Property that is an Oil and Gas Asset, said Environmental Defect Property, together with a pro rata share of all incidental rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto, shall be retained by Seller and excluded from the Oil and Gas Assets which are conveyed by Seller to Buyer pursuant to the Oil and Gas Assets Conveyance. In the event Seller and Buyer agree to proceed under Section 6.8(b) with respect to an Environmental Defect Property, the Base Purchase Price shall not be reduced on account of any Environmental Defect affecting such Environmental Defect Property.

Section 6.9 Deferred Environmental Claims and Disputes. In the event that Buyer and Seller have not agreed as of the Closing upon the existence of an Environmental Defect, the Remediation Amount for an Environmental Defect Property, or the adequacy of any curative efforts, in any case claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article VI, any such claim (a “Deferred Environmental Adjustment Claim”) shall be settled pursuant to this Section 6.9 and, except as provided in Sections 10.1(e) and 10.2(e), shall not prevent or delay Closing. With respect to each potential Deferred Environmental Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Environmental Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party’s position with respect to such Deferred Environmental Adjustment Claim. At Closing, unless otherwise agreed by the Parties, (i) the Environmental Defect Property affected by the Deferred Environmental Adjustment Claims shall be excluded from the Assets conveyed by Seller to Buyer at Closing, and (ii) the Base Purchase Price payable to Seller shall be reduced at Closing by the portion of the Oil and Gas Base Purchase Price allocated to such Environmental Defect Property in Part II of the Property Schedule. On or prior to the Deferred Matters Date, Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Environmental Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Environmental Adjustment Claims. Any Deferred Environmental Adjustment Claims which are not so resolved on or before the Deferred Matters Date may thereafter be submitted by either Party to final and binding arbitration in accordance with the Arbitration Procedures. Notwithstanding anything herein provided to the contrary, including Section 6.7(b), Seller shall be entitled to cure any Environmental Defect which constitutes a Deferred Environmental Adjustment Claim at any time prior to the point in time when a final and binding written decision of the board of arbitrators is made with respect thereto in accordance with the Arbitration Procedures or when an agreement is reached by the Parties with respect thereto. Upon the board of arbitrators making the binding written decision or upon an agreement being reached by the Parties with respect to an asserted Environmental Defect which constitutes a Deferred Environmental Adjustment Claim, Seller shall promptly select the available remedies under Section 6.7(c) and Section 6.8 to apply to such Deferred Environmental Adjustment Claim, and if the remedy under Section 6.7(c) or Section 6.8(b) is so selected, Seller shall assign to Buyer such Environmental Defect Property pursuant to a conveyance, in a form substantially similar to the Oil and Gas Assets Conveyance, and (x) if the remedy provided in Section 6.7(c) is applicable and the Remediation Amount is (A) less than the portion of the Oil and Gas Base Purchase Price allocated to the Environmental Defect Property in Part II of the Property Schedule, Buyer shall promptly pay to Seller an amount equal to the positive difference between (i) the portion of the Oil and Gas Base Purchase Price allocated to such Environmental Defect Property in Part II of the Property Schedule and (ii) the Remediation Amount determined by the board of arbitrators or agreed to by the Parties, or (B) greater than the portion of the Oil and Gas Base Purchase Price allocated to the Environmental Defect Property in Part II of the Property Schedule, Seller shall promptly pay to Buyer an amount equal to the positive difference between (i) such Remediation Amount and (ii) such allocated value, and (y) if the remedy provided in Section 6.8(b) is applicable, then subject to Seller’s indemnities under Section 6.8(b), Buyer shall promptly pay to Seller an amount equal to the portion of the Oil and Gas Base Purchase Price allocated to such Environmental Defect Property in the Property Schedule.

Section 6.10 No Duplication. Notwithstanding anything herein provided to the contrary, if a Title Defect or an Environmental Defect, as applicable, results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Articles III or IV, then Buyer shall only be entitled to assert such matter as a Title Defect or an Environmental Defect, as applicable, pursuant to this Article VI and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Article VII
PREFERENCE RIGHTS AND SELLER APPROVALS

Section 7.1 Compliance. Buyer’s purchase of the Oil and Gas Assets and the Gathering Assets is expressly subject to all validly existing and applicable Preference Rights and Seller Approvals. No later than ten (10) Business Days following the date of this Agreement, Seller shall initiate all procedures required to comply with or obtain the waiver of all Preference Rights and Seller Approvals with respect to the transactions contemplated by this Agreement. Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Seller Approvals in order to obtain the waiver thereof or compliance therewith.

Section 7.2 Effect of Preference Rights. If a third party who has been offered a Preference Property pursuant to Section 7.1 elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing Date, such Preference Property will be eliminated from the Oil and Gas Assets and the Base Purchase Price shall be reduced by the portion of the Oil and Gas Base Purchase Price allocated to such Preference Property pursuant to the immediately following sentence. The portion of the Base Purchase Price to be allocated to any Oil and Gas Asset or portion thereof affected by a Preference Right (a “Preference Property”) shall be the portion of the Oil and Gas Base Purchase Price allocated thereto in Part II of the Property Schedule. If a Preference Right affects only a portion of a Property Subdivision and a portion of the Oil and Gas Base Purchase Price has not been allocated specifically to such portion of a Property Subdivision in Part II of the Property Schedule, then the portion of the Oil and Gas Base Purchase Price to be allocated to such Preference Property shall be determined in the same manner as provided in Section 6.2(d)(7) when a Title Defect affects only a portion of a Property Subdivision. If a third party who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 7.1 does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date, such Preference Property shall be conveyed to Buyer at Closing subject to such Preference Right, unless such Preference Property has been otherwise eliminated from the Oil and Gas Assets in accordance with other provisions of this Agreement. If a third party elects to purchase a Preference Property subject to a Preference Right and Closing has already occurred with respect to such Preference Property, Buyer shall be obligated to convey said Preference Property to such third party and shall be entitled to the consideration for the sale of such Preference Property.

Section 7.3 Seller Approvals. If a Seller Approval applicable to the transactions contemplated by this Agreement and the failure of which to satisfy would, by its express terms, render the assignment of an Oil and Gas Asset void, voidable or result in termination or the right to terminate thereof, is not obtained, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise mutually agreed in writing by Seller and Buyer, (i) any Oil and Gas Asset or portion thereof affected by such Seller Approval (a “Retained Asset”) shall be held back from the Oil and Gas Assets to be transferred and conveyed to Buyer at Closing and the Base Purchase Price to be paid at Closing shall be reduced by the portion of the Oil and Gas Base Purchase Price which would be allocated to such Retained Asset pursuant to Section 7.2 if such Retained Asset were a Preference Property. Any Retained Asset so held back at the Closing will be conveyed to Buyer within ten (10) days following the date on which Seller obtains, complies with or otherwise satisfies all Seller Approvals with respect to such Retained Asset for a purchase price equal to the amount by which the Base Purchase Price was reduced on account of the holding back of such Retained Asset, as adjusted pursuant to Section 2.6; provided, however, if all Seller Approvals with respect to any Retained Asset so held back at the Closing are not obtained, complied with or otherwise satisfied within one hundred eighty (180) days following the Closing Date, then such Retained Asset shall be eliminated from the Oil and Gas Assets and this Agreement unless Seller and Buyer mutually agree to proceed with a closing on such Retained Asset in which case Buyer shall be deemed to have waived any objection with respect to non-compliance with such Seller Approvals.

Section 7.4 Express Conditions on Sale. Buyer acknowledges that Seller desires to sell all of the Shares, Gathering Assets and Oil and Gas Assets and would not have entered into this Agreement but for Buyer’s agreement to purchase all of same as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Shares, Gathering Assets, and Oil and Gas Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Shares, Gathering Assets, and Oil and Gas Assets in accordance with the terms of this Agreement, either by conveyance to Buyer or conveyance pursuant to an applicable Preference Right; provided that nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Shares, Gathering Assets, and Oil and Gas Assets which is not otherwise burdened thereby. Time is of the essence with respect to the Parties’ agreement to consummate the sale of the Shares, Gathering Assets, and Oil and Gas Assets by the Closing Date.

Article VIII
COVENANTS

Section 8.1 Conduct of Business. From the date of this Agreement through the Closing, except as set forth on Schedule 8.1, as contemplated by this Agreement, or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), (a) Seller shall, with respect to the Oil and Gas Assets and the (■) Gathering Assets, Seller shall cause (■), with respect to the (■) Gathering Assets, and Seller shall cause the Company, with respect to the assets owned by it, to, operate its respective Business in the ordinary course, (b) Seller shall not permit the Company to (i) amend its Organizational Documents, (ii) liquidate, dissolve, recapitalize or otherwise wind up its business, (iii) change its accounting methods, policies or practices, except as required by GAAP or any other accounting principles applicable to the Company, (iv) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business), (v) issue or sell any equity interests, notes, bonds or other securities of the Company, or any option, warrant or right to acquire same, (vi) sell, assign, transfer, lease or otherwise dispose of any non-current assets except in the ordinary course of business or pursuant to the terms of a Material Contract, (vii) adopt or create any employee benefit plan, (viii) other than in the ordinary course of business, terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, execute or extend any contracts, (ix) permit insurance coverage on the assets owned by the Company in the amounts and of the types currently in force to lapse or otherwise be terminated, (x) permit any Permit to lapse (other than pursuant to its terms if same is no longer needed), or otherwise be cancelled, (xi) waive, compromise, or settle any claim that would materially adversely affect ownership, operation or value of any of the assets of the Company, (xii) enter into any new Material Contract other than in the ordinary course of business, or (xiii) agree, whether in writing or otherwise, to do any of the foregoing, and (c) Seller shall not, with respect to the (■) Gathering Assets and the Oil and Gas Assets, and Seller shall cause (■) to not, with respect to the (■) Gathering Assets, (i) sell, assign, transfer or otherwise dispose of any (A) Gathering Asset except in the ordinary course of business or pursuant to the terms of a Gathering Contract, or (B) the Oil and Gas Assets except for (1) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, and (2) personal property or equipment which is replaced with personal property or equipment of comparable or better value and utility in connection with the maintenance and operation of the Oil and Gas Assets, (ii) other than in the ordinary course of business, terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, execute or extend any contracts, (iii) permit insurance coverage on such assets in the amounts and of the types currently in force to lapse or otherwise be terminated, (iv) permit any Permit to lapse (other than pursuant to its terms if same is no longer needed) or otherwise be cancelled, (v) waive, compromise, or settle any claim that would materially adversely affect ownership, operation or value of any of the Oil and Gas Assets, the (■) Gathering Assets or the (■) Gathering Assets, (vi) enter into any new Material Contract other than in the ordinary course of business, or (vii) agree, whether in writing or otherwise, to do so.

Section 8.2 Access.

(a)       From the date hereof through the Closing (or earlier termination of this Agreement), Seller shall afford (and, with respect to the (■) Gathering Assets, shall cause (■) to afford) to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of the respective Businesses, to the Gathering Assets and the Oil and Gas Assets and to the assets, properties, books, contracts, records and appropriate officers and employees of the Company, Seller (with respect to the (■) Gathering Assets and the Oil and Gas Assets) and (■) (with respect to the (■) Gathering Assets), and Seller shall furnish such authorized Representatives with all financial and operating data and other information concerning the Company and the Company’s Business as Buyer and such Representatives may reasonably request; provided, however, in no event shall Buyer have the right to perform invasive or subsurface investigations of the Gathering Assets, the Oil and Gas Assets or the properties of the Company. Seller shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall have no right of access to, and neither Seller nor (■) shall have any obligation to provide to Buyer, (i) any information relating to bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to the Company, Seller or any Affiliate of Seller (including (■)) relating to such information or would cause the Company, Seller or any Affiliate of Seller (including (■)) to breach a confidentiality obligation to any third party, or (iii) any information the disclosure of which would result in a violation of Law.

(b)       Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses relating to, arising out of or resulting from any due diligence activity conducted by Buyer or its authorized Representatives EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM (IN WHOLE OR IN PART) THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY SELLER, THE COMPANY, (■), ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES OR ANY OTHER PERSON, EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, THE COMPANY OR (■) . This indemnity shall survive any termination of this Agreement and the Closing.

Section 8.3 Third Party Approvals. From the date hereof through the Closing Date (or earlier termination of this Agreement), (a) Buyer shall (and shall cause each of its Affiliates to) obtain all of the Buyer Approvals and (b) Seller shall (and shall cause each of its Affiliates to) use Reasonable Efforts to obtain all of the Seller Approvals.

Section 8.4 Regulatory Filings. From the date of this Agreement until the Closing (or earlier termination of this Agreement), subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause their respective Affiliates to, undertake Reasonable Efforts to make or cause to be promptly made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings.

Section 8.5 Books and Records.

(a)       From and after the Closing, Seller and its authorized Representatives may retain a copy of any or all of the books and records (other than Tax records which are addressed in Article IX) relating to the Gathering Assets or to the business or operations of the Company on or before the applicable Effective Time. Seller shall not use such books and records to compete with the Gathering Assets or the Company or in a manner that results in the violation of any Laws and shall keep such books and records confidential.

(b)       Except as otherwise contemplated by the Transition Services Agreement, within thirty (30) days after the Closing, Seller shall deliver to Buyer the Oil and Gas Records, the Gathering Records and all books and records (other than Tax records which are addressed in Article IX) relating to the business or operations of the Company. Buyer shall preserve and keep a copy of the Oil and Gas Records, the Gathering Records and all books and records (other than Tax records which are addressed in Article IX) relating to the business or operations of the Company on or before the applicable Effective Time in Buyer’s possession for a period of at least seven (7) years after the Closing Date. Buyer shall provide to Seller and its designees (including its Affiliates) and their respective Representatives, at no cost or expense to Seller or such designees, reasonable access to such books and records, including Tax records, as remain in Buyer’s possession and full access to the properties and employees of Buyer and the Company in connection with matters relating to the Oil and Gas Records, the Gathering Assets or to the business or operations of the Company on or before the applicable Effective Time and any disputes relating to this Agreement.

Section 8.6 Excluded Assets. Buyer acknowledges and agrees that (a) the transactions contemplated by this Agreement exclude the Excluded Oil and Gas Assets, (b) neither Buyer nor the Company shall have any right to use the Excluded Oil and Gas Assets from and after the Closing Date and (c) Buyer shall be responsible for obtaining any and all licenses for computer and communications software that may be necessary for the ownership and operation of any of the respective Businesses from and after the Closing Date.

Section 8.7 Seller Marks. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words “(■)”, “(■)”, “(■) Corporation”, or “(■) ” or any trademarks containing or comprising any of the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees (a) to cease using, and to cause the Company to cease using, the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within three (3) days following the Closing Date, (b) to remove, strike over or otherwise obliterate all Seller Marks from the Oil and Gas Assets, the Gathering Assets and from all assets and all other materials owned, possessed or used by the Company within forty-five (45) days after the Closing Date, and (c) to reasonably cooperate with Seller and (■) in their efforts to cause any third parties using or licensing Seller Marks in respect of the Oil and Gas Assets, the Gathering Assets or assets of the Company or on behalf of or with the consent of the Company, to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties within forty-five (45) days after the Closing Date. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 8.7 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at Law or in equity.

Section 8.8 Permits. Buyer shall provide all notices and otherwise take all actions required to transfer or reissue any Permits that are required to be transferred or reissued, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Seller shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits.

Section 8.9 Insurance. Seller agrees to maintain the Seller’s Policies in full force and effect until Closing. All coverage and benefits under the Seller’s Policies and any other insurance policies of Seller or its Affiliates (subject to the terms thereof) relating to the Oil and Gas Assets, the Gathering Assets or the Company and the Businesses shall cease at the Closing. On and after the Closing Date, Buyer shall obtain and maintain any and all insurance coverage and protection relating to the Oil and Gas Assets, the Gathering Assets and the Company and the Businesses.

Section 8.10 Supplements to Disclosure Schedules. From time to time until the Closing, Seller may supplement or amend the Disclosure Schedules with respect to any matter first existing or occurring following the date of this Agreement that (a) if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules, or (b) is necessary to correct any information in the Disclosure Schedules that has been rendered inaccurate thereby. No modification, supplement or amendment to the Disclosure Schedules shall affect the representations or warranties of Seller contained in Article III or Article IV, the conditions set forth in Section 10.1, or Buyer’s rights under Article X, Article XI (except as set forth herein) or Article XII, but if the condition in Section 10.1(b) shall fail to be satisfied as a result of a breach of a representation or warranty of Seller contained in Article III or Article IV caused by the failure of a Disclosure Schedule to contain any information added after the date of this Agreement pursuant to this Section 8.10 and Buyer waives such condition and effects the Closing, then (i) such modification, supplement or amendment shall, for all purposes of Article XI, amend and cure such breach for purposes of Article XI. References in this Agreement to the Disclosure Schedules shall be to the Disclosure Schedules as may be modified, supplemented, or amended from time to time in accordance with this Section 8.10, subject to the provisions of this Section 8.10.

Section 8.11 Recording. Immediately following the Closing, Buyer, at its cost and expense, shall record the Oil and Gas Assets Conveyance, the (■) Gathering Assets Conveyance and the (■) Gathering Assets Conveyance and any other instruments of assignment in the appropriate governmental offices of the jurisdictions in which the subject assets are located and in any other locations and records in which recordation is required or advisable. Promptly following such recording, Buyer shall advise Seller in writing of the pertinent recording data.

Section 8.12 Casualty and Condemnation. If after the date of this Agreement and prior to the Closing any part of the Oil and Gas Assets, the Gathering Assets or the assets of the Company shall be destroyed or damaged by fire or other casualty or if any part of such assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, damage, taking or proceeding or the threat thereof. To the extent insurance proceeds, condemnation awards or other payments are not committed, used or applied by Seller, the Company, or (■), as applicable, prior to the Closing Date to repair, restore or replace such destroyed, damaged or taken assets, Seller shall (or, if applicable, shall cause (■) or the Company to) at the Closing (a) assign to Buyer Seller’s (or (■)’s or the Company’s, as applicable) right to receive all insurance or condemnation proceeds, awards or payments owed to Seller (or (■) or the Company, if applicable) by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller (or (■) or the Company, if applicable) in collecting same or in connection with such proceedings or the threat thereof, and (b) pay to Buyer all insurance or condemnation proceeds, awards or payments theretofore paid to Seller (or (■) or the Company, if applicable) by reason of such destruction, damage or taking, less any reasonable costs and expenses incurred by Seller (or (■) or the Company, if applicable) in collecting same or in connection with such proceedings or the threat thereof. Notwithstanding the foregoing, any insurance or condemnation proceeds, awards or payments (or any rights thereto) by reason of such destruction, damage or taking which are held by or owed to Seller (or (■) or the Company, if applicable) for the account or benefit of any third party joint interest owners shall not be paid or assigned by Seller (or (■) or the Company, if applicable) to Buyer pursuant to this Section 8.12 and shall instead be transferred to the successor operator or other Person responsible therefor pursuant to the terms of the applicable operating or other agreement.

Section 8.13 Surety Bonds. On or before three (3) days following the Closing Date, Buyer will provide all required replacement bonds and other documentation necessary to accommodate Seller’s and its Affiliates’ release from any surety bonds of Seller, (■) or the Company set forth on Schedule 8.13. From and after the Closing, Buyer shall, and shall cause the Company to, indemnify the Seller Indemnified Parties from and against, and shall hold each of them harmless from, any and all Losses incurred or suffered by the Seller Indemnified Parties pursuant to or arising out of such surety bonds. Neither Seller nor its Affiliates shall have any obligation to keep such surety bonds in effect after three (3) days following the Closing Date.

Section 8.14 Office Lease. If requested by Buyer at the Closing, Seller shall request that the landlord under the Office Lease consent to the assignment of the Office Lease from Seller to Buyer. If the landlord consents to the assignment of the Office Lease from Seller to Buyer, all obligations and liabilities arising from and after the effective date of such assignment will be deemed to constitute Assumed Liabilities hereunder.

Section 8.15 Extension of Primary Lease Terms. The Parties acknowledge and agree that any costs and expenses incurred by Seller following the date hereof through the Closing to extend the primary term of any lease included in the Subject Interests located in West Virginia shall be borne equally by the Parties.

Article IX
TAX MATTERS

Section 9.1 Tax Returns.

(a)       Seller shall cause the Company to be included in the applicable Seller Affiliated Group for all periods or portions thereof ending on or before the Closing Date in each jurisdiction where such action is permitted under Law. Seller shall prepare and file all Tax Returns with respect to Pre-Closing Tax Periods for any Seller Affiliated Group required to be filed before, after or on the Closing Date. In addition, Seller shall prepare and file all Tax Returns with respect to the Oil and Gas Assets and (■) Gathering Assets, shall cause (■) to prepare and file all Tax Returns with respect to the (■) Gathering Assets, and shall cause the Company to prepare and file all Tax Returns with respect to the Company (taking into account any extensions), in each case, required to be filed on or before the Closing Date. Seller shall cause the Company to provide Buyer with at least a 15-day (or, in the case of income Tax Returns, 30-day) period prior to the due date (including any extensions) for filing any Tax Return of the Company covered by this Section 9.1(a), other than a Tax Return for a Seller Affiliated Group, to review and comment on such Tax Return prior to the filing of such Tax Return. Seller has caused or will cause to be paid to the appropriate Tax Authority the amount of Taxes shown to be due on each Tax Return covered by this Section 9.1(a).

(b)       Except in the case of any Tax Return covered by Section 9.1(a), with respect to Tax Returns of the Company required to be filed after the Closing Date by the Company for any Pre-Closing Tax Period (other than a Straddle Period), Buyer shall prepare all such Tax Returns; provided, however, that Buyer shall provide Seller with at least a 15-day (or, in the case of income Tax Returns, 30-day) period prior to the due date (including any extensions) for filing any such Tax Return to review and comment on such Tax Return prior to the filing of such Tax Return.

(c)       Except in the case of any Tax Return covered by Section 9.1(a), with respect to Tax Returns required to be filed by the Company for a Straddle Period, Buyer shall cause the Company to prepare all such Tax Returns and shall determine in accordance with Section 9.4 the amount of Tax due with respect to the portion of such period ending on the Closing Date; provided, however, that Buyer shall provide Seller with at least a 15-day (or, in the case of income Tax Returns, 30-day) period prior to the due date (including any extensions) for filing any such Tax Return to review and comment on such Tax Return and determination prior to the filing of such Tax Return.

(d)       Any Tax Return prepared pursuant to the provisions of this Section 9.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by Law.

(e)       Buyer and Seller shall attempt in good faith to reach agreement with respect to any issue resulting from any review of a Tax Return or determination described in Section 9.1(a), Section 9.1(b) or Section 9.1(c). Should Buyer and Seller fail to reach such an agreement within 15 days after delivery of such Tax Return and, if applicable, such determination, a determination with respect to the disputed issues shall be made by the Accountant, whose decision shall be final and binding upon the Parties. If the Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as proposed by Buyer, but any amount due to or from Buyer or Seller by the other with respect to such Tax Return shall reflect the Accountant’s resolution. The costs, fees and expenses of the Accountant shall be borne equally by Buyer and Seller.

(f)       In the case of a Tax Return covered by Section 9.1(b) or Section 9.1(c), Seller shall pay to Buyer Seller’s share of any Taxes due with respect to such Tax Return, if any, as determined pursuant to Section 9.7.

Section 9.2 Transfer Taxes. All sales, use, fees, and other similar Taxes (“Transfer Taxes”) resulting directly from the sale and transfer by Seller to Buyer of the Shares, the Oil and Gas Assets and the Gathering Assets shall be borne equally by Buyer and Seller. The party required by applicable Law to file any Tax Return relating to any Transfer Taxes shall prepare and file such Tax Return, and Buyer and Seller shall each, and shall each cause their respective Affiliates to, cooperate (a) to minimize the incurrence of any such Transfer Taxes, and (b) with respect to any such Transfer Taxes due, in the timely preparation and filing of, and join in the execution of to the extent required by applicable Law, any such Tax Return.

Section 9.3 Purchase Price Allocation.

(a)       Buyer and Seller agree that they will report, and cause their respective Affiliates to report, the Tax consequences of the purchase and sale hereunder in a manner consistent with the allocation of the Base Purchase Price among the Shares, the Oil and Gas Assets and the Gathering Assets set forth in Section 2.2 and that they will not take any positions inconsistent therewith in connection with the filing of any Tax Return.

(b)       Within a reasonable period of time after the Closing, Buyer and Seller shall consult with each other in good faith with respect to the allocation of the portion of the Base Purchase Price attributable to the Gathering Assets and the Oil and Gas Assets, as applicable, under Section 2.2 and the Assumed Liabilities, plus any other capitalized costs attributable to the Gathering Assets and the Oil and Gas Assets, as applicable, among the Gathering Assets and the Oil and Gas Assets, as applicable, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If Buyer and Seller do not mutually agree upon such allocation, then such allocation shall be determined by the Accountant, and the costs, fees and expenses of the Accountant shall be borne equally by Buyer and Seller. Buyer and Seller will report, and cause their respective Affiliates to report, the Tax consequences of the purchase and sale of the Gathering Assets and the Oil and Gas Assets, as applicable, hereunder in a manner consistent with such allocation ( as mutually agreed by Buyer and Seller or as determined by the Accountant) and will not take any positions inconsistent therewith in connection with the filing of any Tax Return.

Section 9.4 Straddle Periods. For purposes of this Agreement, in the case of any taxable period (other than any taxable period covered by a Tax Return of any Seller Affiliates Group described in, or covered by, Section 9.1(a)) of the Company that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company for the portion of such Straddle Period through the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, except that the amount of any Property Taxes (as defined in Section 9.5) of the Company or franchise Taxes (which are measured solely by, or based solely upon, capital, debt or a combination of capital and debt) of the Company for the portion of such Straddle Period through the end of the Closing Date shall be determined on a per diem basis.

Section 9.5 Property Tax Allocation. With respect to any real property, personal property, ad valorem and other similar Tax (“Property Taxes”) assessed on any of the Oil and Gas Assets and the Gathering Assets for any taxable period that includes (but does not end on) April 1, 2017 (an “Asset Straddle Period”), the liability for such Property Tax shall be prorated on a daily basis between Buyer and Seller, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of such Asset Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in such Asset Straddle Period ending on and including April 1, 2017 and the denominator of which is the total number of days in such Asset Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. If the Closing Date shall occur before the applicable Tax rate or assessment is fixed for such Asset Straddle Period, the apportionment of such Property Taxes and payments at the Closing shall be based upon the most recently ascertainable Property Tax bills; provided, that Buyer and Seller shall recalculate and re-prorate such Property Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Property Tax bills received for such Asset Straddle Period. All severance or production Taxes based on the production of hydrocarbons from any of the Oil and Gas Assets shall be allocated between Buyer and Seller based on the period during which such production occurred, and not on the period during which such Taxes are assessed, with Seller being liable for such Taxes imposed on such production occurring on or before the Effective Time applicable to the Oil and Gas Assets, and with Buyer being liable for such Taxes imposed on such production occurring after such Effective Time.

Section 9.6 Tax Cooperation. Each of Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns with respect to the Company and any audit, litigation or other proceeding with respect to Taxes and Tax matters to which this Agreement applies. Such cooperation shall include the retention and (upon the request of the other Party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall, and shall cause their respective Affiliates, (i) to retain all Tax Records and books and records with respect to Tax matters relating to the Oil and Gas Assets and the Gathering Assets for any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, (ii) to provide copies of the Tax Records to the other Party, as requested, and (iii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such Tax Records and books and records and, if the other Party so requests, Buyer or Seller shall, and shall cause its Affiliates to, allow such Party to take possession of such Tax Records and books and records. Buyer and Seller further agree, upon request, to use, and to cause their respective Affiliates to use, their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to any of the transactions contemplated by this Agreement). Any information obtained under this Section 9.6 or under any other section of this Agreement providing for the sharing of information or review of any Tax Return will be kept confidential by the Parties; provided that such information may be provided to a Party’s Affiliates, professional advisors, applicable Tax Authorities, or as may be required by Law or applicable stock exchange.

Section 9.7 Tax Indemnification.

(a)       Except as otherwise provided in Section 9.2 and Section 9.5, Seller will indemnify, defend and hold the Buyer Indemnified Parties harmless from and against all Losses relating to (i) Taxes of the Company that are attributable to Pre-Closing Tax Periods, (ii) Taxes of Seller or any other Person (other than the Company) which is or has ever been affiliated with the Company, or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, affiliated or unitary Tax Return for any period prior to the Closing Date, (iii) any breach of Seller’s representations and warranties contained in Section 4.10 or Seller’s covenants and agreements contained in this Article IX, (iv) all Excluded Tax Liabilities, and (v) reasonable legal, accounting and appraisal fees and expenses with respect to any item described in this Section 9.7(a); provided, however, that notwithstanding the foregoing, (x) in the case of clauses (i), (iii), (iv), and (v) above, Seller shall be liable only to the extent that the aggregate amount of such liabilities exceeds the Tax Accrual, and (y) Seller will not indemnify, defend or hold harmless any member of the Buyer Indemnified Parties from any liability for Taxes attributable to any action taken on the Closing Date (after the Closing) by Buyer, by any of its Affiliates (including the Company after the Closing), or by any transferee of Buyer or any of its Affiliates (other than any such action taken in the ordinary course of business or expressly required or otherwise expressly contemplated by this Agreement).

(b)       The obligations of Seller to indemnify, defend and hold harmless the Buyer Indemnified Parties pursuant to Section 9.7(a), will terminate upon the expiration of all applicable statutes of limitations (giving effect to any extensions thereof); provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which a Buyer Indemnified Party has, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.

(c)       Any indemnity payment required to be made pursuant to this Section 9.7 will be paid within 30 days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority.

(d)       Notwithstanding any provisions of this Agreement to the contrary, including Article XI, the indemnification obligations of Seller contained in this Section 9.7 represent Seller’s only indemnification obligations to Buyer with respect to Taxes and any Tax matter.

Section 9.8 Tax Contests.

(a)       If any Buyer Indemnified Party receives notice of a claim made by any Tax Authority which, if successful, might result in an indemnity payment to any member of the Buyer Indemnified Parties pursuant to Section 9.7, the Buyer Indemnified Party will promptly notify the Indemnifying Party of such claim (a “Tax Claim”); provided, however, that the failure to give such notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure.

(b)       With respect to any Tax Claim relating to Taxes of (i) any Seller Affiliated Group, (ii) Seller, (■) , or any of their respective Affiliates (other than the Company) with respect to the Gathering Assets or the Oil and Gas Assets, or (iii) the Company with respect to any Pre-Closing Tax Period, Seller will control all proceedings and may make all decisions in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and claim a refund where applicable Law permits such refund claims or contest the Tax Claim in any permissible manner; provided that the Seller shall not settle or compromise any such Tax Claim described in clause (iii) of this sentence without the written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned) if such settlement or compromise would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Tax period (or portion thereof) beginning after the Closing Date. Buyer will control all proceedings and may make all decisions in connection with any Tax Claim other than a Tax Claim described in the first sentence of this Section 9.8(b); provided that Buyer (x) shall not settle or compromise any such Tax Claim without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), and (y) shall keep Seller informed of all substantive developments and written materials relating to such Tax Claim and Seller or its authorized representatives shall have the right to participate, at Seller’s sole cost and expense, in any conference, meeting or proceeding relating to such Tax Claim.

(c)       Each of Buyer, the Company and their respective Affiliates, on the one hand, and the Seller and its respective Affiliates, on the other, will cooperate in contesting any Tax Claim, which cooperation will include the retention and (upon request) the provision to the requesting party of records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Section 9.9 Amended Tax Returns and Claims for Refund. Buyer shall not file, or permit the Company or any of Buyer’s Affiliates to file, any amended Tax Return or claim for refund with respect to the Company for any Pre-Closing Tax Period without the prior written consent of Seller. To the maximum extent permitted by applicable Law, Buyer shall elect, or shall cause the Company and Buyer’s Affiliates to elect, to carry forward any net operating loss or other Tax attribute arising after the Closing Date that could otherwise be carried back into a Pre-Closing Tax Period of the Company.

Section 9.10 Tax Refunds. The amount of any refund of any Tax received by Seller, Buyer, the Company or any of their respective Affiliates and attributable to any Pre-Closing Tax Period of the Company, Seller or any of Seller’s Affiliates shall be for the account of Seller, except to the extent such refund is included as an asset that increased Final Net Working Capital or is attributable to a required carry-back of a net operating loss or other Tax attribute from any period of the Company that is not a Pre-Closing Tax Period where no election is available under applicable Law to carry forward such net operating loss or other Tax attribute. The amount of any refund of any Tax received by Seller, Buyer, the Company or any of their respective Affiliates and attributable to any period of the Company that is not a Pre-Closing Tax Period shall be for the account of Buyer. In the case of a Straddle Period of the Company, the amount of any refund received by Seller, Buyer, the Company or any of their respective Affiliates shall be apportioned between Seller and Buyer in accordance with Section 9.4. The amount of any such refund (including any interest thereon) owing to Seller or Buyer, as applicable, as provided in this Section 9.10 shall be paid by Buyer or Seller, as applicable, net of any expenses (including Taxes) with respect thereto or incurred in connection therewith, within fifteen (15) days after such refund is received, credited or applied as an offset.

Section 9.11 Termination of Tax Sharing Agreements. Any and all Tax allocation agreements, Tax sharing agreements, Tax indemnity agreements, intercompany agreements or other similar contracts or arrangements between the Company, on the one hand, and Seller or any of Seller’s Affiliates (other than the Company) or any other Person (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), on the other hand, and relating to any Tax matters shall be terminated with respect to the Company as of the Closing Date, and after the Closing Date, the Company will have no further rights or liabilities thereunder, and any such agreements, contracts or arrangements will have no further force or effect whatsoever for any taxable period (whether past, current, or future taxable periods).

Section 9.12 Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Base Purchase Price for Tax purposes.

Section 9.13 Conflict. In the event of a conflict between the provisions of this Article IX and any other provision of this Agreement, the provisions of this Article IX shall control.

Section 9.14 Conduct of Business. From the date of this Agreement through the Closing, the Company shall not (i) make, change or rescind any Tax election, (ii) amend any Tax Return, (iii) settle or compromise any Tax claim or liability, (iv) change (or make a request to change) any method of accounting for Tax purposes, (v) waive or extend any statute of limitations in respect of Taxes, (vi) surrender any right to claim a refund of Taxes, or (vii) enter into any closing agreement with respect to Taxes.

Article X
CONDITIONS TO OBLIGATIONS

Section 10.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)       Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or by Material Adverse Effect) on the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or by Material Adverse Effect) as of such earlier date;

(b)       Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(c)       Seller shall have delivered to Buyer a certificate executed by an officer of Seller, dated the Closing Date, certifying that the conditions specified in Section 10.1(a) and Section 10.1(b) have been fulfilled;

(d)       There shall not be in force any Order or proceeding (excluding any initiated by Buyer or its Affiliates) by or before any Governmental Authority of competent jurisdiction or arbitrator with binding authority to arbitrate the matter in question that restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated by this Agreement; and

(e)       The sum of (i) the reduction in the Base Purchase Price on account of the aggregate amount of all Title Defect Amounts and the exclusion of Title Defect Properties pursuant to Section 6.5(a), (ii) the aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Title Adjustment Claims, (iii) the reduction in the Base Purchase Price on account of the aggregate amount of all Remediation Amounts pursuant to Section 6.7(c) and the exclusion of Environmental Defect Properties pursuant to Section 6.8(a), and (iv) the greater of the aggregate amount of (A) Remediation Amounts claimed by Buyer with respect to unresolved Deferred Environmental Adjustment Claims or (B) the portion of the Base Purchase Price allocated to the Environmental Defect Properties in the Part II of Property Schedule affected by the unresolved Deferred Environmental Adjustment Claims, shall not exceed $6,195,000.

Section 10.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a)       Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) on the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) as of such earlier date;

(b)       Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(c)       Buyer shall have delivered to Seller a certificate executed by an officer of Buyer, dated the Closing Date, certifying that the conditions specified in Section 10.2(a) and Section 10.2(b) have been fulfilled;

(d)       There shall not be in force any Order or proceeding (excluding any initiated by Seller or its Affiliates) by or before any Governmental Authority of competent jurisdiction or arbitrator with binding authority to arbitrate the matter in question that restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated by this Agreement; and

(e)       The sum of (i) the reduction in the Base Purchase Price on account of the aggregate amount of all Title Defect Amounts and the exclusion of Title Defect Properties pursuant to Section 6.5(a), (ii) the aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Title Adjustment Claims, (iii) the reduction in the Base Purchase Price on account of the aggregate amount of all Remediation Amounts pursuant to Section 6.7(c) and the exclusion of Environmental Defect Properties pursuant to Section 6.8(a), and (iv) the greater of the aggregate amount of (A) Remediation Amounts claimed by Buyer with respect to unresolved Deferred Environmental Adjustment Claims or (B) the portion of the Base Purchase Price allocated to the Environmental Defect Properties in the Part II of Property Schedule affected by the unresolved Deferred Environmental Adjustment Claims, shall not exceed $6,195,000.

Article XI
INDEMNIFICATION

Section 11.1 Survival. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the consummation of the transactions contemplated in this Agreement and shall continue after the Closing Date indefinitely; provided, however, that all (a) representations and warranties contained in this Agreement (other than those contained in Section 4.10 which shall terminate upon the expiration of all applicable statutes of limitation relating to the representations and warranties made in Section 4.10) shall survive the Closing only until twelve (12) months after the Closing Date and (b) covenants and agreements contained in Article II (other than Section 2.4, Section 2.6, and Section 2.7), Article VII (other than Section 7.2 through Section 7.4), Article VIII (other than Section 8.2(b) and Section 8.5 through Section 8.14), Article X and Article XII shall terminate upon Closing. Neither Party shall have any liability for indemnification claims made under this Article XI with respect to any such representation, warranty, covenant or agreement unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim to the extent then known) is provided by Buyer to Seller or Seller to Buyer, as applicable, prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement. If a written notice of claim has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.

Section 11.2 Indemnification.

(a)       Subject to the provisions of this Article XI, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties suffer or incur arising from the Retained Liabilities, and any breach of any representation, warranty, covenant or agreement of Seller in this Agreement.

(b)       Subject to the provisions of this Article XI, from and after the Closing, Buyer does hereby assume the Assumed Liabilities and shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties suffer or incur arising from (i) to the extent such Losses are not subject to the provisions of Section 11.2(a) and are not the subject of a claim notice delivered by Buyer by the date specified in Section 11.1, the Assumed Liabilities and the Company Liabilities and (ii) any breach of any representation, warranty, covenant or agreement of Buyer in this Agreement.

(c)       Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss (which duty shall include the obligation to seek and collect available insurance proceeds and indemnification and reimbursement payments) arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 11.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)       Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 11.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s reasonable estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b)       The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article XI), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 11.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if the settlement agreement (i) contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 11.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)       If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed by the Indemnifying Party for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)       Subject to the other provisions of this Article XI, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e)       In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article XI, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

Section 11.4 Limitations on Liability of Seller. Notwithstanding anything to the contrary herein:

(a)       Seller shall not be required to indemnify any Person under Section 11.2(a) with respect to a breach of any representation or warranty set forth in this Agreement unless the aggregate amount which would otherwise be payable by Seller thereunder exceeds an amount equal to three percent (3%) of the Adjusted Purchase Price, and in such event, Seller shall be responsible for only the amount in excess of such amount. Furthermore, notwithstanding anything to the contrary herein, in no event shall Seller’s indemnification obligation with respect to a breach of any representation or warranty set forth in this Agreement exceed an amount equal to twenty percent (20%) of the Adjusted Purchase Price and in no event shall Seller’s aggregate liability arising out of or relating to Section 11.2(a) exceed an amount equal to the Adjusted Purchase Price; provided that the foregoing limitations shall not apply to Seller’s representations and warranties provided in Section 4.10 or, for the sake of clarity, Seller’s indemnity obligations with respect to Retained Liabilities; and

(b)       no Buyer Indemnified Party shall be entitled to indemnification under Section 11.2(a) to the extent Buyer has otherwise been compensated by reason of adjustments (pursuant to Section 2.6) in the calculation of the Adjusted Purchase Price relative to what it would have been absent such Loss.

Section 11.5 Waiver of Other Representations and Warranties.

(a)       NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SHARES, THE COMPANY, THE ASSETS OF THE COMPANY, THE GATHERING ASSETS, THE OIL AND GAS ASSETS, THE BUSINESSES OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY, THE ASSETS OF THE COMPANY, THE GATHERING ASSETS, THE OIL AND GAS ASSETS OR THE BUSINESSES.

(b)       EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE COMPANY, THE ASSETS OF THE COMPANY, THE GATHERING ASSETS, THE OIL AND GAS ASSETS, AND THE BUSINESSES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY, THE ASSETS OF THE COMPANY, THE GATHERING ASSETS, THE OIL AND GAS ASSETS OR THE BUSINESSES, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY, THE ASSETS OF THE COMPANY, THE GATHERING ASSETS, THE OIL AND GAS ASSETS, AND THE BUSINESSES.

(c)       Without limiting the generality of the foregoing, the representations and warranties contained in Section 4.11 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.

Section 11.6 Exclusive Remedy.

(a)       THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT CONTEMPLATED BY SECTION 8.7, EACH PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT FOLLOWING CLOSING SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT.

(b)       NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUT WITHOUT LIMITING SECTION 8.7, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGES TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 11.6(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY HEREUNDER FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER.

Section 11.7 Express Negligence. THE PAYMENT, DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS AND THE ASSUMPTION OF THE ASSUMED LIABILITIES PROVISIONS (IN EACH CASE) PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Article XII
TERMINATION

Section 12.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)       by the mutual consent of Buyer and Seller as evidenced in a writing signed by each of Buyer and Seller;

(b)       by Buyer, (i) if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligation of Buyer to consummate the transactions contemplated hereunder and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within thirty (30) days after written notice thereof from Buyer, provided that Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement at such time or (ii) if the condition to Closing provided in Section 10.1(e) has not been satisfied;

(c)       by Seller, (i) if there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligation of Seller to consummate the transactions contemplated hereunder and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller, provided that Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement at such time or (ii) if the condition to Closing provided in Section 10.2(e) has not been satisfied;

(d)       by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e)       by either Buyer or Seller, if the Closing has not occurred on or before September 29, 2017 (provided the Party seeking to terminate this Agreement is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement at such time), or such later date as the Parties may agree upon.

Section 12.2 Effect of Termination. If this Agreement is terminated as provided in Section 12.1, this Agreement shall forthwith become void and, except as otherwise provided in Section 2.3 and as provided in this Section 12.2, there shall be no liability on the part of any Party hereto with respect thereto, but nothing herein shall relieve Seller from liability to Buyer if this Agreement is terminated by Buyer as provided in Section 12.1(b). If Seller terminates this Agreement pursuant to Section 12.1(c)(i), Seller shall be entitled to retain the Deposit together with all interest earned thereon as liquidated damages, as Seller’s sole and exclusive remedy for any such breach by Buyer hereunder. Seller and Buyer agree upon the amount of the Deposit and such interest as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that the amount of the Deposit and such interest is a reasonable estimate of Seller’s loss in the event of any such default by Buyer. Notwithstanding anything herein provided to the contrary, the provisions of Section 8.2(b) and Article XIII shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

Article XIII
MISCELLANEOUS

Section 13.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) one Business Day after delivery to an overnight delivery service (e.g., FedEx), freight prepaid, or (c) delivered by facsimile or e-mail and contemporaneously delivered in person or by overnight delivery service, freight prepaid, addressed as follows:

(i)           If to Seller, to:

(■)

with a copy (which shall not constitute notice) to:

(■)

(ii)          If to Buyer, to:

Carbon West Virginia Company, LLC
c/o Carbon Natural Gas Company
1700 Broadway, Suite 1170
Denver, Colorado 80290

(■)

with a copy (which shall not constitute notice) to:

Welborn Sullivan Meck & Tooley, P.C.
1125 17th Street, Suite 2200
Denver, Colorado 80202

(■)

or to such other address or addresses as the Parties may from time to time designate in writing in accordance with this Section 13.1.

Section 13.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 13.3 Rights of Third Parties. Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any Losses, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Parties and the Buyer Indemnified Parties (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnified Party or a Buyer Indemnified Party must be made and administered by a Party).

Section 13.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 13.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or electronic copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 13.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 13.7 Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in a Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in such Disclosure Schedule. No disclosure in a Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the applicable Business or required to be disclosed on the Disclosure Schedules.

Section 13.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 13.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that a Party may publish such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances and providing the other Party the opportunity to review such press release or other public communication.

Section 13.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 13.11 Governing Law; Jurisdiction.

(a)       This Agreement AND ANY DISPUTES OR CLAIMS HEREUNDER shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles.

(b)       The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas, with respect to any matter under this Agreement shall be binding.

(c)       To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 13.11(b).

(d)       THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 13.12 Further Assurances. Seller will execute and deliver or cause to be executed and delivered to Buyer, and Buyer will execute and deliver or cause to be executed and delivered to Seller, such further instruments of transfer, assignment and conveyance and take such other action as the other Party may reasonably require to more effectively carry out the consummation of the transactions contemplated by this Agreement.

Section 13.13 Non-Recourse to Non-Parties. No past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or other representative of a Party or any of its Affiliates shall have any liability for any obligations or liabilities of such Party under this Agreement or for any claim based on or in respect of this Agreement.

Section 13.14 Records. Buyer acknowledges and agrees that Seller shall be entitled to retain copies of the Oil and Gas Records and the Gathering Records.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

(■)

By:
(■)
(■)

BUYER:

CARBON WEST VIRGINIA COMPANY, LLC

By:	Carbon Natural Gas Company,
its Manager

By:
Patrick R. McDonald
Chief Executive Officer

Signature Page to
Purchase and Sale Agreement

The following Exhibits and Schedules have been omitted. The Company agrees to furnish supplementally a copy of the omitted Exhibits to the Commission upon request.

Exhibits

Exhibit A-1	-	Arbitration Procedures
Exhibit A-2	-	Property Schedule
Exhibit 1.1(a)	-	Form of Assignment of Shares
Exhibit 1.1(b)	-	Form of (■) Gathering Assets Conveyance
Exhibit 1.1(c)	-	Form of (■) Gathering Assets Conveyance
Exhibit 1.1(d)	-	Form of Oil and Gas Assets Conveyance
Exhibit 1.1(e)	-	Form of Oil and Gas Lease
Exhibit 1.1(f)	-	Form of Transition Services Agreement
Exhibit 2.5(b)(ix)	-	Form of Non-Foreign Affidavit

Disclosure Schedules

Schedule 1.1(a)	-	Certain Excluded Oil and Gas Assets
Schedule 1.1(b)	-	(■) Gathering Contracts
Schedule 1.1(c)	-	(■)
Schedule 1.1(d)	-	(■) Gathering Surface Contracts
Schedule 1.1(e)	-	(■)
Schedule 1.1(f)	-	Gathering Systems
Schedule 1.1(g)	-	Buyer’s Knowledge Persons
Schedule 1.1(h)	-	Seller’s Knowledge Persons
Schedule 1.1(i)	-	Certain Permitted Liens
Schedule 2.6(a)	-	Net Working Capital Methodology
Schedule 3.4	-	Seller Litigation
Schedule 4.5	-	Certain Liabilities
Schedule 4.6	-	Certain Changes
Schedule 4.7(a)	-	Material Contracts
Schedule 4.7(c)	-	Material Contracts – Exceptions
Schedule 4.8	-	Company and Big Sandy Litigation
Schedule 4.10	-	Taxes
Schedule 4.11	-	Environmental Matters
Schedule 4.12	-	Legal Compliance
Schedule 4.13	-	Absence of Permits
Schedule 4.14	-	Title Exceptions
Schedule 4.15	-	Seller’s Policies
Schedule 4.16	-	Regulatory and Administrative Matters
Schedule 4.17(a)	-	Preference Rights
Schedule 4.17(b)	-	Seller Approvals
Schedule 4.18	-	Certain Wells
Schedule 4.19	-	Outstanding Commitments
Schedule 4.21	-	Prepayments; Hedging
Schedule 4.23	-	Suspense Amounts
Schedule 4.24		Payout Balances
Schedule 4.25		Current Bonds; Other Credit Support Instruments
Schedule 4.26		Gas Imbalances
Schedule 5.3	-	Buyer Approvals
Schedule 8.1	-	Conduct of Business
Schedule 8.13	-	Surety Bonds